                                                                    EXHIBIT 10.2

[CERTAIN INFORMATION CONTAINED HEREIN HAS BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT UNDER RULE 24B-2 OF THE SECURITIES AND EXCHANGE ACT OF 1934. THE REDACTED MATERIAL HAS BEEN SEPARATELY FILED WITH THE COMMISSION.]







                        STRATEGIC COLLABORATION AGREEMENT



                                     BETWEEN



                               EPIX MEDICAL, INC.



                                       AND



                           SCHERING AKTIENGESELLSCHAFT





                            DATED AS OF JUNE 9, 2000

                                TABLE OF CONTENTS


ARTICLE 1.  DEFINITIONS......................................................2

   1.1      "Additional Compound"............................................2
   1.2      "Affiliate"......................................................2
   1.3      "Amended and Restated Agreement".................................2
   1.4      "Blood Pool Magnetic Resonance Contrast Agents"..................2
   1.5      "CMC Costs"......................................................2
   1.6      "Compound MS-325"................................................2
   1.7      "Cost or Costs"..................................................3
   1.8      "Costs of Goods Sold"............................................3
   1.9      "DRL"............................................................4
   1.10     "Development Costs"..............................................4
   1.11     "Development Phase"..............................................5
   1.12     "Development Program"............................................6
   1.13     "Effective Date".................................................6
   1.14     "EMEA"...........................................................6
   1.15     "EPIX Patent Rights".............................................6
   1.16     "EPIX Program Technology"........................................6
   1.17     "EPIX Technology"................................................6
   1.18     "EU".............................................................6
   1.19     "Europe".........................................................6
   1.20     "FDA"............................................................7
   1.21     "Field"..........................................................7
   1.22     "First Commercial Sale"..........................................7
   1.23     "GAAP"...........................................................7
   1.24     "General and Administrative Expenses"............................7
   1.25     "Gadomer-17 Agent"...............................................7
   1.26     "Gadomer-17 Product".............................................7
   1.27     "Gross Profits"..................................................7
   1.28     "IND"............................................................7
   1.29     "Joint Patent Rights"............................................8
   1.30     "Joint Program Technology".......................................8
   1.31     "Licensed Product"...............................................8
   1.32     "MAA"............................................................8
   1.33     "Magnevist"......................................................8
   1.34     "Mallinckrodt"...................................................8
   1.35     "Manufacturing Agreement"........................................8
   1.36     "MGH"............................................................8
   1.37     "MGH License"....................................................8
   1.38     "MGH Patent Rights"..............................................8
   1.39     "NDA"............................................................9
   1.40     "Net Sales"......................................................9
   1.41     "Operating Margin"..............................................10

   1.42     "Party".........................................................10
   1.43     "Patent Rights".................................................10
   1.44     "Program Technology"............................................10
   1.45     "Region"........................................................10
   1.46     "Rest of World".................................................10
   1.47     "Sales and Marketing Costs".....................................10
   1.48     "Schering Patent Rights"........................................11
   1.49     "Schering Program Technology"...................................12
   1.50     "Schering Technology"...........................................12
   1.51     "Second Generation Agent".......................................12
   1.52     "Second Generation Product".....................................12
   1.53     "SHU 555C Agent"................................................12
   1.54     "SHU 555C Product"..............................................12
   1.55     "Territory".....................................................12
   1.56     "Third Party"...................................................12
   1.57     "Valid Claim"...................................................13

ARTICLE 2.  SCOPE AND STRUCTURE OF THE COLLABORATION........................13

   2.1      "General".......................................................13
   2.2      "Acknowledgement of DRL Arrangement in Japan"...................13
   2.3      "Costs".........................................................13
   2.4      "Financing from Schering".......................................14

ARTICLE 3.  LICENSE GRANTS; MARKETING RIGHTS; MANUFACTURE AND SUPPLY........14

   3.1      "Grant of License Rights by EPIX to Schering"...................14
   3.2      "No Other Technology Rights"....................................16
   3.3      "Schering Third Party Agreement Step-In Rights".................16

ARTICLE 4.  THE DEVELOPMENT PROGRAM.........................................16

   4.1      "Conduct of the Development Program"............................16
   4.2      "Development Information; Adverse Reactions; Reports"...........21
   4.3      "Availability to Employees".....................................21
   4.4      "Visit of Facilities"...........................................22
   4.5      "Collaboration Agreement with Third Parties"....................22
   4.6      "Schering Development Step-In Rights"...........................23

ARTICLE 5.  MARKETING.......................................................24

   5.1      "Sales and Marketing Plan"......................................24
   5.2      "Exclusive Right"...............................................25
   5.3      "Diligence".....................................................25
   5.4      "Labeling and Packaging"........................................26
   5.5      "EPIX Promotional Activities"...................................26

ARTICLE 6.  MANAGEMENT OF THE COLLABORATION.................................26

   6.1      "Joint Steering Committee"......................................26
   6.2      "Disagreements".................................................28
   6.3      "Limitation on Committee Activity"..............................28

ARTICLE 7.  PAYMENTS........................................................29

   7.1      "License Fees"..................................................29
   7.2      "Milestone Payments [ * ]"......................................29
   7.3      "[ * ]".........................................................29
   7.4      "Financing from Schering".......................................29
   7.5      "Funding of the Development Program"............................30
   7.6      "Operating Margin Payments in the United States"................31
   7.7      "Royalties on the Gross Profits of Licensed Products in
             the EU and [ * ]"..............................................32
   7.8      "Royalties on Gross Profits of Licensed Products in
             all Countries of the Territory other than the
             United States and the EU [ * ]"................................33
   7.9      "Term of Gross Profit Obligations"..............................34
   7.10     "Currency Conversion"...........................................35
   7.11     "Records; Audit Rights; Disputes"...............................35
   7.12     "Payments; Interest"............................................36
   7.13     "Additional Deductions".........................................36
   7.14     "Financial Procedures"..........................................37

ARTICLE 8.  OPTIONS TO ACQUIRE RIGHTS IN ADDITIONAL COMPOUNDS...............37

   8.1      "EPIX's Option to SHU 555C".....................................37
   8.2      "Schering's Option to EPIX's Second Generation Agent"...........38
   8.3      "EPIX's Option to the Gadomer-17 Agent".........................39
   8.4      "Option to Certain Additional Agents"...........................40
   8.5      "Failure to Exercise Options; No Duty to Develop"...............40

ARTICLE 9.  INTELLECTUAL PROPERTY...........................................40

   9.1      "Filing, Prosecution, Maintenance, Enforcement and
             Defense of the MGH Patent Rights"..............................40
   9.2      "Filing, Prosecution, Maintenance, Enforcement and
             Defense of the EPIX Patent Rights".............................42
   9.3      "Filing, Prosecution, Maintenance, Enforcement and
             Defense of the Schering Patent Rights".........................43
   9.4      "Program Technology"............................................45
   9.5      "Filing, Prosecution, Maintenance, Enforcement and
             Defense of Patent Rights Covering Schering Program
             Technology and EPIX Program Technology"........................45
   9.6      "Filing, Prosecution, Maintenance, Enforcement and
             Defense of the Joint Patent Rights"............................46
   9.7      "Infringement Action Against Either Party"......................48
   9.8      "Cooperation"...................................................49

*Confidential information omitted and filed with the Commission

ARTICLE 10.  CONFIDENTIALITY................................................50

   10.1     "Nondisclosure Obligations".....................................50
   10.2     "Samples".......................................................51
   10.3     "Terms of this Agreement".......................................51
   10.4     "Publications"..................................................51
   10.5     "Injunctive Relief".............................................52

ARTICLE 11.  REPRESENTATIONS AND WARRANTIES.................................52

   11.1     "Representations and Warranties of EPIX"........................52
   11.2     "Representations and Warranties of Schering"....................54

ARTICLE 12.  INDEMNITY......................................................54

   12.1     "Claim".........................................................54
   12.2     "Schering Indemnity Obligations"................................55
   12.3     "EPIX Indemnity Obligations"....................................55
   12.4     "Procedure".....................................................56
   12.5     "General Liability".............................................56
   12.6     "Insurance".....................................................57

ARTICLE 13  EXPIRATION AND TERMINATION......................................57

   13.1     "The Development Phase".........................................57
   13.2     "Expiration of this Agreement"..................................58
   13.3     "Termination of this Agreement by Either Party".................58
   13.4     "Termination of this Agreement by Schering Without Cause".......58
   13.5     "Termination of this Agreement by EPIX".........................60
   13.6     "Effect of Expiration or Termination of This Agreement".........60
   13.7     "Effect of Termination by Schering".............................61
   13.8     "Survival"......................................................61
   13.9     "Manufacturing Agreement".......................................61

ARTICLE 14.  MISCELLANEOUS..................................................62

   14.1     "Force Majeure".................................................62
   14.2     "Assignment"....................................................62
   14.3     "Severability"..................................................62
   14.4     "Notices".......................................................63
   14.5     "Applicable Law"................................................63
   14.6     "Dispute Resolution"............................................63
   14.7     "Public Announcements"..........................................65
   14.8     "Entire Agreement; Amendment"...................................65
   14.9     "Headings"......................................................65
   14.10    "Agreement Not to Solicit Employees"............................65
   14.11    "Exports".......................................................66
   14.12    "Waiver"........................................................66
   14.13    "Counterparts"..................................................66
   14.14    "Independent Contractors; Negation of Partnership"..............66

   14.15    "Ambiguities"...................................................66

EXHIBITS:

EXHIBIT A.  DEVELOPMENT PLAN

EXHIBIT B.  MGH PATENT RIGHTS AND LICENSE AGREEMENT

EXHIBIT C.  SCHERING PATENT RIGHTS

EXHIBIT D.  EPIX PATENT RIGHTS

EXHIBIT E.  INVENTORY AND ACCOUNTS RECEIVABLE CARRYING COSTS CALCULATION

EXHIBIT F.  MANUFACTURING AGREEMENT

EXHIBIT G.  AMENDED AND RESTATED AGREEMENT



The Exhibits listed above have been omitted and will be furnished supplementally to the Commission upon request.

                        STRATEGIC COLLABORATION AGREEMENT



         THIS STRATEGIC COLLABORATION AGREEMENT dated as of JUNE 9, 2000 (the "Agreement") is made by and between EPIX MEDICAL, INC., a Delaware corporation having its principal place of business at 71 Rogers Street, Cambridge, Massachusetts 02142-1118 USA ("EPIX"), and SCHERING AKTIENGESELLSCHAFT, a German corporation having its principal place of business at 13342, Berlin, Germany ("Schering").

                                    RECITALS

         WHEREAS, EPIX has certain rights under certain patents and patent applications owned by The General Hospital Corporation, doing business as Massachusetts General Hospital ("MGH"), pursuant to an Amended and Restated License Agreement dated July 10, 1995, as amended, between EPIX and MGH (the "MGH License");

         WHEREAS, EPIX is developing a proprietary blood pool agent coded as MS-325 which is intended for use as an enhancer for magnetic resonance imaging, which compound is covered by said MGH patents and patent applications as well as by EPIX Patent's and patent applications;

         WHEREAS, Schering is the owner of United States and international patents relating to Compound MS-325, and is interested in entering into a collaboration with EPIX for the late stage development of Compound MS-325 and corresponding Licensed Products and desires to obtain an exclusive license to develop and sell Compound MS-325 and corresponding Licensed Products worldwide, excluding Japan, in accordance with the terms and conditions of this Agreement;

         WHEREAS, EPIX is willing to enter into such a collaboration and to grant Schering such a license upon the terms and conditions set forth below; and

         WHEREAS, EPIX and Schering are developing additional blood pool agents (a second generation albumin-binding agent, in the case of EPIX, and SHU 555C and Gadomer-17 in the case of Schering) and desire to grant one another an option to acquire rights to these agents on the terms described herein.

         NOW THEREFORE, in consideration of the premises and of the covenants contained herein, the Parties hereto mutually agree as follows:

                             ARTICLE 1: DEFINITIONS

         For purposes of this Agreement, the terms defined in this Article shall have the meanings specified below:

         1.1. "ADDITIONAL COMPOUND" shall mean any Blood Pool Magnetic Resonance Contrast Agent other than Compound MS-325 and corresponding Licensed Products, including such agents as the Second Generation Agent, the SHU 555c Agent, and the Gadomer-17 Agent.

         1.2. "AFFILIATE" shall mean any corporation or other entity which directly or indirectly controls, is controlled by or is under common control with a Party to this Agreement. A corporation or other entity shall be regarded as in control of another corporation or entity if it owns or directly or indirectly controls more than fifty percent (50%) of the voting stock or other ownership interest of the other corporation or entity, or if it possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the corporation or other entity or the power to elect or appoint fifty percent (50%) or more of the members of the governing body of the corporation or other entity.

         1.3. "Amended and Restated Agreement" shall mean that certain Amended and Restated Strategic Collaboration Agreement of even date herewith by and between EPIX and Mallinckrodt attached hereto as Exhibit G.

         1.4. "BLOOD POOL MAGNETIC RESONANCE CONTRAST AGENTS" shall mean agents injected in the cardiovascular system which satisfy both of the following two criteria: (i) with respect to any Region: (a) the agent has an approved indication for magnetic resonance angiography; or (b) [ * ] . The types of agents include, but are not limited to, albumin-binding agents, iron particles, or polymeric/cascade molecules with attached chelates.

         1.5. "CMC COSTS" shall mean external Costs and direct and indirect internal Costs associated with meeting the chemistry manufacturing and control requirements of the FDA and corresponding requirements in the EU and other countries of the world.

         1.6. "COMPOUND MS-325" means EPIX's proprietary Blood Pool Magnetic Contrast Agent, having the following chemical name: Trisodium - [(2-(R) - [(4,4
- diphenylcyclonexyl) phosphonooxymethyl] -diethylenetriaminepentacetato)
(aquo), gadolinium (III)], together with any fragments, sub-units, modifications, formulations or derivatives thereof.


------------------------
* Confidential information omitted and filed with the Commission

         1.7. "COST" or "COSTS" shall mean expenses incurred by the Parties, determined in a reasonable manner in accordance with GAAP. The Parties recognize that financial records of Schering are and shall continue to be maintained in accordance with international accounting standards rather than GAAP. Schering agrees to use reasonable commercial efforts to identify for EPIX material differences in the recognition of expenses under GAAP and international accounting standards, and in cases where there are material differences to use the GAAP method of recognition. Schering shall not be required to produce financial reports in accordance with GAAP if Schering does not keep such reports in accordance with GAAP as part of its normal accounting and financial reporting practices.

         1.8. "COSTS OF GOODS SOLD" shall mean the aggregate of the following, determined in a reasonable manner in accordance with GAAP (i) Costs incurred by Schering and EPIX relating to Compound MS-325 and Licensed Products for commercial distribution under the Manufacturing Agreement, (ii) all direct and indirect manufacturing, packaging and labeling Costs incurred by Schering and EPIX, not included in (i) above, but specifically allowable to the production of Licensed Products including overhead Costs directly related to the manufacturing, packaging and labeling functions, and (iii) manufacturing variances attributable to charges of Mallinckrodt only as more fully described below, but not including General and Administrative Expenses or any Costs related to idle capacity. Costs of Goods Sold shall not include royalties payable to MGH and other Third Parties in connection with Licensed Products or CMC Costs.

         Schering's Costs of Goods Sold shall be based on Schering's Planned Costs calculated on a per unit basis, once per year. Schering's "Planned Costs" shall mean the standard Costs established by Schering for its internal accounting system which is intended to materially comply with GAAP, consistently applied. Such Planned Costs shall be provided to EPIX at least thirty(30) days before the beginning of the calendar year in sufficient detail so as to enable EPIX to reasonably review them. Except for Costs attributable to charges of Mallinckrodt under the Manufacturing Agreement, Planned Costs shall not be reconciled with and adjusted to actual Costs. Any such variances from plan shall be considered by Schering in setting the Planned Costs for the next calendar year.

         Schering shall reconcile and adjust Planned Costs to actual Costs for Costs of Goods Sold attributable only to charges of Mallinckrodt under the Manufacturing Agreement as of the end of each calendar year, with the resulting variance being applied to the first Profit Payment and Royalty Payment due after the end of first quarter of the calendar year following the completion of the applicable calendar year. For the purpose of calculating Profit Payments pursuant to Section 7.6 and Royalty Payments under Sections 7.7 and 7.8, reconciliation of Cost variances attributable to charges of Mallinckrodt shall be allocated to the United States, EU, Japan, and elsewhere based on the number of units of the applicable Licensed Product sold in each respective portion of the Territory.

         In the event that Schering or an Affiliate of Schering becomes the manufacturer of Compound MS-325 and Licensed Products, the Parties agree to negotiate in good faith Costs of Goods Sold allowable under a new manufacturing agreement between EPIX and Schering. The Parties agree that: (i) Schering will not manufacture Compound MS-325 and Licensed Products on terms less favorable than those provided by Mallinckrodt; PROVIDED, that, if Schering becomes the manufacturer of Compound MS-325 and Licensed Products because Mallinckrodt is unwilling or unable to manufacture Compound MS-325 and Licensed Products under the terms of the Manufacturing Agreement and Schering's Costs of manufacturing are higher than those of Mallinckrodt, then the price to be charged by Schering shall reflect such higher Costs; and (ii) that the terms of the new agreement will take into consideration any CMC Costs paid or required to be paid by EPIX.

         CMC Costs incurred by Schering or a Schering Affiliate shall not be included in Costs of Goods Sold or Development Costs, and shall be borne solely by Schering or such Schering Affiliate, unless, to the extent permitted under the Manufacturing Agreement, Schering or such Schering Affiliate takes over manufacturing responsibilities due to the inability or unwillingness of Mallinckrodt to manufacture all or part of the requirements of Schering of Compound MS-325 and related Licensed Products, in which case: (x) Schering shall pursue all available legal remedies against Mallinckrodt as a result of Mallinckrodt's inability or unwillingness to perform under the Manufacturing Agreement; and (y) CMC Costs incurred by Schering or a Schering Affiliate shall be included in Development Costs (net of any recovery relating to CMC Costs from Mallinckrodt pursuant to the Manufacturing Agreement).

         1.9. "DRL" means the Japanese corporation known as Daiichi Radioisotope Laboratories, Ltd., having its principal place of business at 17-10, Kyobashi 1-chome Chuo-Ku, Tokyo, 104 Japan.

         1.10. "DEVELOPMENT COSTS" shall mean all internal (direct and indirect) and Third Party expenses incurred by EPIX and Schering in the United States and the EU in connection with the Development Program, determined in a reasonable manner in accordance with GAAP. Such expenses include, but are not limited to
(i) direct labor (salaries, wages, incentive program Costs, awards and employee benefits but excluding any employee benefits associated with equity incentive plans); (ii) materials and supplies; (iii) allocated Costs for building space directly dedicated to the development of the Licensed Products (including rent, depreciation, amortization and maintenance) but excluding expenses relating to unused capacity, development of other products, and amortization of property, plant and equipment not directly related to development of Licensed Products in accordance with the Development Plan; (iv) Third Party contracts and consulting expenses incurred for services in connection with the Development Program; (v) allocated Costs for information technology directly dedicated to the development of the Licensed Products; and (vi) travel and entertainment, telephone, recruiting, training (both internal and external), clinical trial insurance, software, personal computer equipment and support Costs and freight and delivery expenses.

Such Costs shall not include General and Administrative Expenses or expenses incurred from departments that are not directly engaged in the development of the Licensed Products including but not limited to finance and procurement, corporate administration, legal (both external and internal expenses), human resources, business development and licensing, sales and marketing (refer to Section 1.38 for further description) except for Costs of pre-launch marketing activities incurred prior to the Launch Preparation Date as more fully described in Section 5.1.2, and investor relations.

         Development activities for which Development Costs are incurred include but are not limited to pre-clinical and clinical work (Phase I-IV trials (such Phase IV trials to be intended to support approval of an NDA, MAA or a supplement or amendment thereto, required as a condition of approval of an NDA, MAA or a supplement or amendment thereto, or required to support continued approval of an NDA, MAA or a supplement or amendment thereto)), regulatory filings, Cost of compound for pre-clinical and clinical work (Phase I-IV trials, as described above in this sentence), Costs of pre-launch marketing activities incurred prior to the Launch Preparation Date, and all Costs of Compound MS-325 related to regulatory filings in the United States and the EU. Development Costs shall not include CMC Costs unless either Party is forced to take over such function from MKG at which time such Costs will be included by such Party in Development Costs. In the event that Schering or a Schering Affiliate becomes the manufacturer of Compound MS-325 and Licensed Products, CMC Costs incurred by Schering or a Schering Affiliate relating to Compound MS-325 and Licensed Products for use in the Development Program shall not be included in Development Costs, and shall be borne by Schering or such Schering Affiliate, unless Schering or such Schering Affiliate, in accordance with the terms of the Manufacturing Agreement, takes over manufacturing responsibilities due to the inability or unwillingness of Mallinckrodt to manufacture all or part of the requirements of Schering of Compound MS-325 and Licensed Products, in which case
(x) Schering shall pursue all available legal remedies against Mallinckrodt as a result of Mallinckrodt's inability or unwillingness to perform under the Manufacturing Agreement; and (y) CMC Costs of Schering or a Schering Affiliate relating to Compound MS-325 and Licensed Products for use in the Development Program shall be included in Development Costs (net of any recovery from Mallinckrodt relating to CMC Costs).

         1.11. "DEVELOPMENT PHASE" shall mean, with respect to Compound MS-325, the period commencing on the Effective Date of this Agreement and continuing until final marketing approval and all required registration of Licensed Products in all indications mutually agreed upon by the Parties has been obtained in the United States, the EU and [*]. If, after the Development Phase ends for a particular Licensed Product, further studies are required (for instance by request of a regulatory agency or because the Parties agree to pursue a new indication), then the Development Phase shall be reopened for such Licensed Product, and shall terminate when such studies are completed.

---------------

* Confidential information omitted and filed with the Commission

         1.12. "DEVELOPMENT PROGRAM" shall mean the development program described generally in the Development Plan attached as EXHIBIT A, as such plan may be amended from time to time as provided in this Agreement.

         1.13. "EFFECTIVE DATE" shall mean the date first written above.

         1.14. "EMEA" shall mean the European Medicines Evaluation Agency, or any successor agency with responsibility for regulating the development, manufacture and sale of human diagnostic imaging products in the EU.

         1.15. "EPIX PATENT RIGHTS" shall mean the United States and foreign patent applications identified on EXHIBIT D hereto, and any division, continuation or continuation-in-part thereof, any foreign patent applications corresponding to any such patent applications and any United States or foreign patents or the equivalent thereof issuing thereon or any reissue, reexamination or extension thereof. EXHIBIT D will be updated from time to time to add any future patents and patent applications, divisions, continuations or continuations-in-part thereof owned by or licensed to EPIX (with the right to grant sublicenses) in the Field claiming EPIX Program Technology or claiming subject matter which is necessary for or useful in the development, manufacture, use, sale, import or export of Compound MS-325 and/or Licensed Products in the Territory.

         1.16. "EPIX PROGRAM TECHNOLOGY" shall have the meaning assigned to it in Section 9.4.2 hereof.

         1.17. "EPIX TECHNOLOGY" shall mean and include all present and future inventions, trade secrets, copyrights, know-how, data, regulatory submissions and other intellectual property of any kind (but not including EPIX Patent Rights) owned by or licensed to EPIX (with the right to sublicense in the Field), which are necessary for or useful in the development, manufacture, use, import or export of Compound MS-325 and/or Licensed Products in the Territory. EPIX Technology shall include EPIX Program Technology.

         1.18. "EU" shall mean the European Union, as it may be constituted from time to time.

         1.19. "EUROPE" shall mean the EU, all countries located wholly or partly on the continent of Europe that are not member states of the EU, Australia, New Zealand, South Africa, and Turkey.

         1.20. "FDA" shall mean the United States Food and Drug Administration.

         1.21. "FIELD" shall mean all indications comprehended by the term "Blood Pool Magnetic Resonance Contrast Agents" and magnetic resonance imaging.

         1.22. "FIRST COMMERCIAL SALE" of any Licensed Product shall mean the first sale for use or consumption by the general public of such Licensed Product in a country when such sale has been made with the required marketing and pricing approval granted by the governing health authority of such country.

         1.23. "GAAP" shall mean United States Generally Accepted Accounting Principles.

         1.24. "GENERAL AND ADMINISTRATIVE EXPENSES" shall mean all direct and indirect expenses incurred by Schering and EPIX in connection with departmental units that are not directly engaged in the development, manufacturing, or sales and marketing of Compound MS-325 and Licensed Products. General and Administrative Expenses shall include, but not be limited to, charges falling within the following groups, to the extent such charges are not related to the determination of Costs of Goods Sold based on the historical accounting practices of the Party seeking to claim the charge, consistently applied: finance, procurement, order entry, corporate administration, legal (both external and internal expenses), human resources, business development and licensing and investor relations. General and Administrative Expenses shall exclude the following groups of charges: clinical trial insurance Costs, facilities and information technology. Such expenses shall be determined in accordance with GAAP, consistently applied.

         1.25. "GADOMER-17 AGENT" means the dendrimer-based Blood Pool Magnetic Resonance Contrast Agent under development by Schering, together with any fragments, sub-units, modifications, formulations or derivatives thereof.

         1.26. "GADOMER-17 PRODUCT" shall mean any product comprising Gadomer-17 Agent.

         1.27. "GROSS PROFITS" with respect to any Licensed Product shall mean Net Sales minus Costs of Goods Sold.

         1.28. "IND" shall mean an investigational new drug application filed with the FDA and necessary for beginning clinical trials in humans, or any comparable application filed with the regulatory authorities of a country other than the United States prior to beginning clinical trials in humans in such country, with respect to Licensed Products.

         1.29. "JOINT PATENT RIGHTS" shall have the meaning set forth in Section
9.4.2 hereof.

         1.30. "JOINT PROGRAM TECHNOLOGY" shall have the meaning set forth in
Section 9.4.2 hereof.

         1.31. "LICENSED PRODUCT" shall mean any product comprising Compound MS-325.

         1.32. "MAA" shall mean a marketing approval application filed with the appropriate regulatory authority in a country other that the United States, after completion of human clinical trials to obtain marketing approval for a Licensed Product in such country.

         1.33. "MAGNEVIST" shall mean the extracellular magnetic resonance product gadopentatate dimeglumine sold by Schering, for the United States market pursuant to NDA # 19-596.

         1.34. "MALLINCKRODT" shall mean Mallinckrodt, Inc., a Delaware corporation having its principal place of business at 675 McDonnell Blvd., St. Louis, Missouri 63042.

         1.35. "MANUFACTURING AGREEMENT" shall mean that certain Manufacturing and Supply Agreement of even date herewith by and between Schering and Mallinckrodt and providing for the manufacture by Mallinckrodt of certain of Schering's requirements of Compound MS-325 and the Licensed Product, attached hereto as Exhibit F.

         1.36. "MGH" has the meaning set forth in the first WHEREAS clause.

         1.37. "MGH LICENSE" has the meaning set forth in the first WHEREAS clause.

         1.38. "MGH PATENT RIGHTS" shall mean the United States patents and patent applications and the international patent applications identified in EXHIBIT B and any division, continuation or continuation-in-part thereof, any foreign patent applications corresponding to any such patent applications or any United States or foreign patents or the equivalent thereof issuing thereon or any reissue or extension thereof.

         1.39. "NDA" shall mean a new drug application filed with the FDA to obtain marketing approval for a Licensed Product in the United States.

         1.40. "NET SALES" shall mean the invoiced sales price per unit for each of the Licensed Products billed by a Party or its Affiliates or any distributor of either who is not an Affiliate, or, to the extent permitted in Section 3.1.2 hereof, by permitted sublicensees of Schering to independent customers, less actual (a) credited allowances to such independent customers for such Licensed Products which were spoiled, damaged, out-dated or returned; (b) freight and insurance Costs charged to such customers; (c) quantity and promotional discounts actually allowed and taken; (d) sales, use, value added, and other taxes or governmental charges (such as customs duties) incurred in connection with the sale, exportation or importation of the Licensed Products in finished packaged form; (e) charge back payments and/or rebates or other fees provided to distributors, wholesalers, or other purchasers and managed health care organizations or federal, state and local governments, their agencies, purchasers and reimbursers, including reimbursements to social security organizations; and (f) volume-related customer program Costs which are required by the customer and which are independent of Schering marketing initiatives. The transfer of any Licensed Product by a Party or one of its Affiliates to another Affiliate of such Party shall not be considered a sale; in such cases, Net Sales shall be determined based on the invoiced sales price by the Affiliate to its customer, less the deductions allowed under this Section.

         The Parties recognize that (a) Schering's customers may include persons in the chain of commerce who enter into agreements with Schering as to price even though title to the Licensed Product does not pass directly from Schering to such customers, and even though payment for such Licensed Product is not made by such customers directly to Schering; and (b) in such cases chargebacks paid by Schering to or through a Third Party (such as a wholesaler) can be deducted by Schering from gross revenue in order to calculate Net Sales. Any deductions listed above which involve a payment by Schering shall be taken as a deduction against aggregate sales for the quarter in which the payment is made.

         Net Sales will be accounted for in accordance with international accounting standards consistently applied. In any instance where the calculation of Net Sales according to international accounting standards differs materially from GAAP such that the result of such calculation under international accounting standards would cause EPIX to improperly account for such revenue under GAAP, Schering will provide EPIX with any and all information requested by EPIX regarding the calculation of Net Sales to enable EPIX to comply with GAAP in recognizing revenue from such Net Sales.

         Schering agrees that, without obtaining the prior approval of EPIX (which approval shall not be unreasonably withheld), it will not sell a combination of products and/or services which include one or more Licensed Products, (i) for a single price, or (ii) on other terms of purchase not separately identifying a price per product. Schering agrees that records of the deductions referred to above for each Licensed Product shall be maintained in a manner that allows audit of such deductions pursuant to Section 7.11.

         Schering agrees that it will not offer customers discounted prices for any Licensed Product (i) for the purpose of inducing the customer to purchase other products or services of Schering without obtaining the prior approval of EPIX (such approval not to be unreasonably withheld) as to the fair apportionment of sales value to Licensed Product and any related Costs; or (ii) for reasons other than the good faith sale of a Licensed Product at a reasonable, mutually beneficial profit margin in view of the circumstances applicable to the relevant market.

         1.41. "OPERATING MARGIN" shall mean for a particular quarter, the aggregate Net Sales of, and any other revenues relating to, Licensed Products for such quarter including, without limitation, royalties and any other payments from sublicensees, less (i) Costs of Goods Sold, and (ii) Sales and Marketing Costs.

         1.42.    "PARTY" shall mean EPIX or Schering.

         1.43. "PATENT RIGHTS" shall mean MGH Patent Rights and EPIX Patent Rights, collectively.

         1.44. "PROGRAM TECHNOLOGY" shall have the meaning set forth in Section
9.4.1 hereof.

         1.45. "REGION" shall mean any one of the United States, Europe (as defined herein), Japan and the Rest of World.

         1.46. "REST OF WORLD" shall mean all countries of the world other than the United States, Europe (as defined herein) [*].

         1.47. "SALES AND MARKETING COSTS" shall mean all direct and indirect Costs incurred by Schering and EPIX in connection with the sale and marketing of the Licensed Products, including but not limited to Costs charged to detailing and selling, advertising, and marketing and distribution, reasonably determined in accordance with GAAP. Such expenses include, but are not limited to: (i) direct labor (salaries, wages, commissions, incentive program Costs, awards and employee benefits but excluding any employee benefits associated with equity incentive plans); (ii) materials and supplies; (iii) allocated Costs for building space directly dedicated to the sales and marketing of the Licensed Products (including rent, depreciation, amortization and maintenance) but excluding expenses relating to unused capacity, sales and marketing of other products, and amortization of property, plant and equipment not directly related to sales and marketing of Licensed Products in accordance with the Annual Marketing Plan; (iv) allocated Costs for information technology directly dedicated to the sales and marketing of the Licensed Products; (v) Third Party consulting and contract service Costs, (vi) advertising, promotion, physician training Costs and Cost of grants, use taxes associated with distribution of samples and marketing materials; (vii) Costs of Phase IV trials not included in Development Costs (including product Costs), (viii) professional education programs and meeting Costs (POA, national sales meetings, etc.), (ix) samples of Licensed Products, travel and entertainment, fleet vehicle Costs, telephone, recruiting, training (both internal and external Costs), rental fieldforce Costs, software, personal computer equipment and support Costs, freight and delivery expenses, Costs of inventory management , billing (as included in distribution), drug safety, drug regulatory affairs, and inventory and accounts receivable carrying Costs specifically related to Licensed Products net of related accounts payable, PROVIDED, THAT, when the calculation of such carrying Costs (as more fully described in EXHIBIT E) results in EPIX incurring the net carrying Costs Schering shall apply such net credit as a deduction from Sales and Marketing Costs; and (x) actual bad debts written off in connection with sales of each Licensed Product (net of any recoveries of amounts previously written off as bad debts for such Licensed Product). Such Costs shall not include General and Administrative Expenses or expenses incurred from departments that are not directly engaged in or supporting the efforts of the sales and marketing of the Licensed Products including but not limited to finance and procurement (including order entry), corporate administration, legal (both external and internal expenses),

---------------

* Confidential information omitted and filed with the Commission human resources, business development and licensing, research and development, and investor relations.

         Sales and Marketing Costs shall include the Costs of pre-launch promotional and educational programs expended after the Launch Preparation Date as described in Section 5.1.2, which shall be deducted from Operating Margin for the first calendar quarter following First Commercial Sale of the relevant Licensed Product. Sales and Marketing Costs chargeable by either Schering or EPIX shall be in accordance with the Annual Marketing Plan as more fully described in Section 5.1.

         Notwithstanding the above, Schering agrees that with respect to charges directly related to sales volume (including but not limited to freight, billing, shipping and warehousing charges), the ratio of total Sales and Marketing Costs derived from such charges allowable under this Agreement to Net Sales of Licensed Products by Schering shall not exceed the ratio of such Sales and Marketing Costs derived from such charges to Net Sales (when calculated using the definitions for Net Sales and Marketing Costs herein as applied to the Magnevist product) for Schering's Magnevist product. The relevant cost driver of each cost component (i.e. per unit Costs) will be used when considering this comparison, and may vary by Cost type. When Costs comparisons of Licensed Products are not equivalent to or less than those for Schering's Magnevist product for bona fide business reasons, the Parties shall agree on the proper ratio to be used.

         1.48. "SCHERING PATENT RIGHTS" shall mean the United States and foreign patents and patent applications identified on EXHIBIT C hereto, and any division, continuation or continuation-in-part thereof, any foreign patent applications corresponding to any such patent applications and any United States or foreign patents or the equivalent thereof issuing thereon or any reissue, reexamination or extension thereof, in each case relating to MS-325 or corresponding Licensed Products for use in the Field. EXHIBIT C will be updated from time to time to add any future patents and patent applications, divisions, continuations or continuations-in-part thereof, owned by or licensed to Schering (with the right to grant sublicenses) claiming Schering Program Technology or subject matter which is necessary for or useful in the development, manufacture, use, sale, import or export of Compound MS-325 and/or Licensed Products in the Territory for use in the Field.

         1.49. "SCHERING PROGRAM TECHNOLOGY" shall have the meaning set forth in
Section 9.4.2 hereof.

         1.50. "SCHERING TECHNOLOGY" shall mean and include all present and future inventions, trade secrets, copyrights, know-how, data, regulatory submissions and other intellectual property of any kind (but excluding Schering Patent Rights) owned by or licensed to Schering (with the right to sublicense in the Field), which are necessary for or useful in the development, manufacture, sale, import or export of Compound MS-325 and/or Licensed Products in the Territory. Schering Technology shall include Schering Program Technology.

         1.51. "SECOND GENERATION AGENT" shall mean any albumin binding Blood Pool Magnetic Resonance Contrast Agent resulting from research at EPIX, together with any fragments, sub-units, modifications, formulations or derivatives thereof.

         1.52. "SECOND GENERATION PRODUCT" shall mean any product comprising a Second Generation Agent.

         1.53. "SHU 555C AGENT" shall mean the iron oxide particle Blood Pool Magnetic Resonance Contrast Agent under development by Schering, together with any fragments, sub-units, modifications, formulations or derivatives thereof.

         1.54. "SHU 555C PRODUCT" shall mean any product comprising SHU 555C.

         1.55. "TERRITORY" shall mean the United States, Europe, and the Rest of World, but shall exclude Japan [*].

         1.56. "THIRD PARTY" shall mean any entity other than EPIX or Schering and their respective Affiliates.

         1.57. "VALID CLAIM" shall mean a claim of an issued patent comprising the Schering Patent Rights, as the case may be, that has not expired or been cancelled, revoked or held invalid by a final decision of a court or other authority having valid jurisdiction, from which no further appeal can be taken or from which the time for appeal has expired.


               ARTICLE 2. SCOPE AND STRUCTURE OF THE COLLABORATION

         2.1. GENERAL. EPIX and Schering wish to establish a collaborative alliance to complete the development of Compound MS-325, and to market and sell Licensed Products in the Territory. The collaboration will include a Development Program for Compound MS-325 and the commercialization of the corresponding Licensed Products in the Territory. During the course of this collaboration, EPIX and Schering shall communicate regularly and shall assume different rights and responsibilities for the development and commercialization of Compound MS-325 and the corresponding Licensed Products, all as more specifically described herein. The Parties also agree to grant each other certain options to other Blood Pool Imaging Agents as described in Article 8.

         2.2. ACKNOWLEDGEMENT OF DRL ARRANGEMENT IN JAPAN. Schering acknowledges that EPIX has granted a license to DRL under the Patent Rights and EPIX Technology (a) to use Compound MS-325 in the DRL Field, and (b) to use, manufacture, have manufactured, distribute for sale and sell DRL Products in Japan for the use in the DRL Field, and (c) to provide Compound MS-325 to permitted sublicenses for the purpose of permitting such sublicenses to manufacture or have manufactured DRL Products in Japan for use in the DRL

---------------

* Confidential information omitted and filed with the Commission

Field. For purposes of this Section 2.2, (i) the term "DRL Field" means the medical application of contrasting and/or enhancement agents for magnetic resonance imaging in humans, and (ii) the term "DRL Product" means products comprising Compound MS-325 as a formulated final product which fulfill all the governmentally approved specifications and quality control criteria for use in the DRL Field. EPIX [ * ]. In the event that EPIX [ * ].

         2.3. COSTS. The Parties agree that Schering shall not bear any portion of the Development Costs attributable to development of Compound MS-325 and corresponding Licensed Products for Japan, and EPIX shall not bear any portion of the Development Costs attributable to the development of Compound MS-325 and corresponding Licensed Products other than for the United States and the EU, except that if EPIX [ * ].


         2.4. FINANCING FROM SCHERING. Schering's Affiliate Schering Berlin Venture Corporation shall provide financing to EPIX through the purchase of common stock of EPIX as provided in the Stock Purchase Agreement between EPIX and Schering Berlin Venture Corporation.


       ARTICLE 3. LICENSE GRANTS; MARKETING RIGHTS; MANUFACTURE AND SUPPLY

         3.1. GRANT OF LICENSE RIGHTS BY EPIX TO SCHERING.

                  3.1.1. LICENSE GRANT. As of the Effective Date of this Agreement, except with regard to the non-exclusive manufacturing license granted by EPIX to Mallinckrodt in Section 2.1 of the Amended and Restated Agreement, EPIX hereby grants Schering the exclusive right and license under the Patent Rights, EPIX Technology, Joint Patent Rights and Joint Program Technology to:
(a) develop, use, offer for sale, sell, have sold, import and have imported Licensed Products in the Territory for use in the Field, and (b) to manufacture or have manufactured Compound MS-325 and Licensed Products (to the extent manufacture of Compound MS-325 and Licensed Products is covered by the Manufacturing Agreement, manufacture by or on behalf of Schering shall be pursuant to and in accordance with the Manufacturing Agreement), all subject to Sections 3.1.3 and 3.1.4 below.

                  3.1.2. SUBLICENSES. Schering shall have the right to grant sublicenses under the licenses set forth in Section 3.1.1 hereof to Affiliates of Schering and to Third Parties. Schering shall provide EPIX with written notice thereof promptly following the grant of any such sublicense by Schering and, upon the request of EPIX, shall provide to EPIX a summary of the material terms of each such executed sublicense agreement

------------------------
* Confidential information omitted and filed with the Commission and any amendments and modifications thereto. With respect to the United States, the grant of a sublicense by Schering to an entity that is not a Schering Affiliate shall be subject to the approval of EPIX, such approval not to be unreasonably withheld or delayed. Schering may not assign any of its obligations hereunder to any sublicensee, and the terms of any such sublicense agreement shall be consistent with the terms and conditions of this Agreement.

                  3.1.3. RESERVED RIGHTS OF MGH AND THE U.S. GOVERNMENT. Schering acknowledges that the license granted herein to the Patent Rights is dependent upon the rights and licenses obtained by EPIX under the MGH License and are subject to certain rights reserved to MGH and the United States Government in the MGH License, as set forth in the MGH License. In the event that the MGH License is terminated due to EPIX's failure to comply with the due diligence obligations imposed on EPIX pursuant to Paragraph 3.1 of the MGH License or any other obligation therein, such failure shall constitute a material breach of this Agreement by EPIX, and Schering may terminate this Agreement in accordance with Section 13.3 hereof.

                  3.1.4. RESERVED RIGHTS OF EPIX; LIMITATION ON DEVELOPMENT OUTSIDE THE FIELD. Notwithstanding the rights granted or to be granted to Schering pursuant to this Article 3, EPIX at all times reserves the right under the Patent Rights, the EPIX Technology, the Joint Program Technology and the Joint Patent Rights to use Compound MS-325 (i) to develop Compound MS-325 and corresponding Licensed Products in the United States as contemplated in this Agreement, and (ii) for research purposes; PROVIDED, THAT, in cases where data generated pursuant to such research will be reportable to the FDA and/or the EMEA under applicable law, such research is approved in advance by the Joint Steering Committee (as hereinafter defined in Section 4.1.1(a)). EPIX agrees that it will not (i) develop Compound MS-325 or any corresponding Licensed Product for any diagnostic indication outside the Field; or (ii) grant a license to any Affiliate or Third Party, or otherwise aid or assist any Affiliate or Third Party to develop Compound MS-325 or any corresponding Licensed Product for any diagnostic indication outside the Field without the prior approval of Schering, such approval not to be unreasonably withheld or delayed. Such approval by Schering shall not be withheld or delayed if the formulation, strength, and/or dosage form of the product to be sold outside the Field is such that there is no practical way for such product to compete with (including without limitation by way of non-labeled use) or otherwise have any material negative commercial impact on the sale of Compound MS-325 or any corresponding Licensed Product within the Field. EPIX agrees that the foregoing restrictions on development outside the Field shall apply as well to therapeutic indications if there is a practical way for the therapeutic product to compete with (including without limitation by way of non-labeled use) or otherwise have any material negative commercial impact on the sale of Compound MS-325 or any corresponding Licensed Product within the Field. The limitations on development outside the Field set forth above shall apply to EPIX with respect to any Additional Compound for which Schering exercises its option under Section 8.2. The limitations on development outside the Field set forth above shall apply to Schering with respect to Additional Compound for which EPIX exercises its option under Sections 8.1 or 8.3.

                  3.1.5. THIRD PARTY PATENT RIGHTS. In the event that at any time the Parties believe that either one or both of them is required to obtain licenses or rights to patents or intellectual property not included in the Patent Rights or the EPIX Technology during the term of this Agreement, the Cost of obtaining such licenses or rights and the necessity therefor will be determined by the Joint Steering Committee and, if the Joint Steering Committee determines that obtaining such licenses or rights is appropriate, the Costs therefor shall be solely the responsibility of EPIX.

                  3.1.6. MANUFACTURING AND SUPPLY OF COMPOUND MS-325 AND LICENSED PRODUCTS; EPIX CLINICAL SUPPLIES. The Parties acknowledge and agree that, contemporaneously with the execution of this Agreement, Schering shall enter into the Manufacturing Agreement, substantially in the form attached hereto as EXHIBIT F, providing for the manufacture by Mallinckrodt of certain of Schering's requirements of Compound MS-325 and Licensed Products. Supplies of Compound MS-325 and Licensed Products required by EPIX for the conduct of the Development Program in the United States shall be ordered for EPIX by Schering from Mallinckrodt under the Manufacturing Agreement. EPIX agrees to provide Schering with forecasts and orders of EPIX's requirements of Compound MS-325 and Licensed Products at least sixty (60) days before Schering is required to submit forecasts and orders to Mallinckrodt pursuant to the terms of the Manufacturing Agreement, so that Schering can include EPIX's forecasts and orders with Schering's forecasts and orders submitted to Mallinckrodt. Schering shall direct that Mallinckrodt ship such requirements of EPIX to EPIX, by the common carrier and method of shipment specified by EPIX in its order. Legal title and risk of loss of EPIX's orders of MS-325 and Licensed Products shall pass to EPIX at the Mallinckrodt loading dock.

         3.2. NO OTHER TECHNOLOGY RIGHTS. Except as otherwise expressly provided in this Agreement, under no circumstances shall a Party hereto, as a result of this Agreement, obtain any ownership interest in or other right to any technology, know-how, patents, pending patent applications, products or biological materials of the other Party, including items owned controlled or developed by the other Party, or transferred by the other Party to said Party, at any time pursuant to this Agreement.

         3.3. SCHERING THIRD PARTY AGREEMENT STEP-IN RIGHTS. The licenses granted under Section 3.1.1 include sublicenses of technology existing on the Effective Date and licensed to EPIX under the MGH License. Any royalties payable to MGH pertaining to technology discussed in the previous sentence shall be paid by EPIX, and, if not so paid, may be paid by Schering and offset or deducted from any payments due from Schering to EPIX pursuant to this Agreement. If EPIX is notified of a breach or default under the MGH License that if uncured would enable MGH to render non-exclusive or terminate the licenses granted to EPIX under the MGH License, EPIX shall (i) give reasonable written notice thereof to Schering, (ii) shall immediately cure such default or breach within the cure period set forth in the MGH License and shall provide

Schering with written confirmation thereof, and (iii) if EPIX is unable to cure such breach or default within the relevant cure period shall provide Schering with prompt written notice thereof and an opportunity to cure such default or breach within the relevant cure period. Any out-of-pocket sums expended by Schering in the exercise of its rights under this Section 3.3 may be deducted by Schering from any future sums due from Schering to EPIX pursuant to this Agreement.


                       ARTICLE 4. THE DEVELOPMENT PROGRAM

         4.1.     CONDUCT OF THE DEVELOPMENT PROGRAM.

                  4.1.1    GENERAL.

                           (a) The Development Program shall be supervised by
the Joint Steering Committee to be formed pursuant to Article 6 hereof. The Joint Steering Committee will work with designated individuals at EPIX and Schering to coordinate the conduct of the Development Program. To the extent possible, studies included in the Development Program shall be designed to produce a core registration package meeting the standards of the FDA, EMEA and any other relevant foreign regulatory authorities. Schering shall have the right but not the obligation to designate an individual to be Project Manager who shall be responsible for coordinating operational aspects of the Development Program, facilitating the flow of information between appropriate personnel of EPIX and Schering, monitoring the progress of the Development Program and reporting the same to EPIX and Schering, and assisting the Joint Steering Committee in facilitating the integration of the United States and non-United States portions of the Development Program. In the event that Schering designates a Project Manager, then the Project Manager will be provided full time office space and clerical and computer support at the EPIX facility from which the Development Program will be run, as well as regular access to EPIX personnel involved in the administration of the Development Program. The Costs of the Project Manager will be a Development Cost. The Development Program shall consist generally of the preparation and filing of regulatory submissions and the clinical development of Compound MS-325 and Licensed Products until final marketing approval and all required registration of the Licensed Product in all indications mutually agreed by the Parties has been obtained in the United States, the EU and [*].

                           (b) EPIX shall have primary responsibility for
executing the Development Program in the United States, which responsibility shall include the preparation and submission of the NDA and payment of all related filing and user fees. Each NDA and any supplements thereto filed with FDA by EPIX pursuant to this Agreement shall be owned by EPIX and filed in the name of EPIX, and shall name Schering as the distributor of the Licensed Product described in such NDA or supplement. Recognizing that Schering will have responsibility for the advertising, promotion and distribution of Licensed Products in the United States, Schering will designate internal regulatory department personnel to consult regularly with EPIX

---------------

* Confidential information omitted and filed with the Commission personnel regarding regulatory interactions with respect to Licensed Products. Issues concerning the acceptance for filing, prosecution and FDA approval of each NDA will be the primary responsibility of EPIX. EPIX will consult closely with Schering about interactions with FDA both during NDA preparation and submission, and after the NDA is accepted for filing and is under review by FDA. The Parties shall jointly prepare the draft labeling for each Licensed Product for inclusion in the NDA, and shall jointly participate in discussions and negotiations with FDA concerning approval of labeling, including without limitation launch advertising and promotional materials. EPIX agrees that it will not make proposals or accede to FDA proposals concerning the proposed package insert or other labeling, including without limitation launch advertising and promotional materials for any Licensed Product, which have not been previously approved by Schering. EPIX will provide Schering with reasonable prior notice of all meetings between its representatives and FDA regarding marketing approval of Licensed Products. Schering shall have the right to have a representative present at all such meetings. Schering will furnish, at EPIX's request, a representative to attend meetings with FDA regarding marketing approval of the Licensed Products. EPIX agrees that it will not make proposals to or accede to FDA proposals regarding the regulatory methods and controls section of any NDA for a Licensed Product without first consulting with Schering. Following FDA approval of an NDA for a Licensed Product the following provisions shall be applicable:

                  (i) As promptly as possible following the first approval of an NDA for a Licensed Product by FDA, EPIX shall, to the fullest extent possible, authorize Schering in writing to represent EPIX for purposes of dealing with FDA's Division of Drug Marketing, Advertising and Communication ("DDMAC") and other divisions of FDA in regard to Schering's activities with respect to the advertising, promotion, and distribution of the Licensed Product in the United States (which appointment Schering shall acknowledge in writing). Schering's marketing and promotion of Licensed Products will continue to be conducted as an independent contractor and not as a promotional agent of EPIX. To the extent permitted by FDA, Schering shall have authority to deal with DDMAC and other divisions of FDA concerning all matters regulated by DDMAC and such other divisions of FDA in connection with Schering's activities as distributor of the Licensed Product, including, without limitation, submission of advertising and promotional materials and responding (orally and in written form) to FDA questions, observations and complaints concerning Schering's advertising and promotional materials and promotional activities for Licensed Products. In the event that FDA contacts EPIX concerning matters that have been delegated to Schering pursuant to this Section, EPIX shall attempt to refer FDA to Schering (and if such attempt is unsuccessful, shall immediately notify and, to the extent possible in the circumstances, permit Schering to intervene with FDA and manage the matter).

                  (ii) While acting under Sub-section (i) above, Schering shall copy EPIX on all correspondence to FDA contemporaneously with the submission of such correspondence to FDA (including full copies of all advertising and promotional materials), shall promptly copy EPIX on all correspondence received from FDA; shall contact EPIX the day of receipt of any communication from FDA that relates to or threatens imposition of any penalty; and shall promptly copy EPIX on all contact reports prepared by Schering concerning any phone calls or meetings with FDA. If, upon review of any materials received from Schering, EPIX believes that Schering has taken any action that may constitute a violation of any rules or regulations of the FDA, then EPIX may request that Schering take reasonable steps to cease such activity and take such reasonable action as may be necessary to cure the violation. Any dispute between the Parties either with respect to any alleged violation or corrective action shall be submitted to the Joint Steering Committee for resolution.

                  (iii) If at any point Schering ceases to be the distributor of one or more Licensed Products in the United States, then Schering shall promptly resign the authority to represent EPIX regarding such Licensed Product upon written notice from EPIX, and EPIX shall promptly so notify FDA in writing. Following such resignation, Schering shall promptly provide EPIX with copies of all regulatory files in the possession of or under the control of Schering relating to the applicable Licensed Product or Licensed Products.

                  (iv) If the Parties are not successful in having Schering authorized to represent EPIX in matters before DDMAC and other divisions of FDA as set forth in Section 4.1.1(b)(i), then this Section 4.1.1(b)(iv) shall be applicable. EPIX shall promptly inform Schering of communications with FDA concerning Schering's advertising and promotional materials and promotional activities and promptly provide Schering with copies of FDA correspondence. Prior to communicating with FDA about Schering's advertising and promotional materials and promotional activities, EPIX shall consult with Schering, and shall transmit the Schering position on the applicable matter to FDA. To the extent permitted by FDA, EPIX shall include Schering in all meetings and conference calls with FDA relating to Schering's advertising and promotional materials and promotional activities, and during such meetings and conference calls EPIX shall not make proposals or accede to FDA proposals which have not been previously approved by Schering. EPIX shall promptly provide to Schering copies of all EPIX contact reports and meeting minutes relating to interaction with FDA relating to Schering's advertising and promotional materials and promotional activities. Written submissions to FDA concerning Schering's advertising and promotional materials and promotional activities shall be prepared by Schering and submitted by EPIX. EPIX shall keep Schering promptly informed of the status of matters at FDA involving Schering's advertising and promotional materials and promotional activities.

                  (v) EPIX and Schering agree to comply with all obligations imposed by applicable law with respect to the maintenance of each NDA for a Licensed

         Product. EPIX agrees to promptly inform Schering of material actions of FDA relating to any NDA for a Licensed Product. EPIX will provide Schering with reasonable prior notice of all meetings between its representatives and FDA regarding issues relating to the maintenance of the NDA for any Licensed Product, and changes to the package insert for any Licensed Product. Schering shall have the right to have a representative present at all such meetings. Schering will furnish, at EPIX's request, a representative to attend meetings with FDA regarding maintenance of the NDA for any Licensed Product. EPIX agrees not to propose changes to the FDA approved package insert of any Licensed Product, or to accede to FDA proposals for changes to the FDA approved package insert of any Licensed Product, without prior consultation with and the reasonable approval of, Schering. EPIX agrees not to make proposals or accede to FDA proposals regarding the regulatory methods and controls section of any NDA for a Licensed Product without first consulting with Schering.

                  (vi) The rights and obligations of Schering under this Section 4.1.1(b) shall be exercised or assumed, respectively, by Schering's United States Affiliate Berlex Laboratories, Inc., or, to the extent that Schering is permitted to do so pursuant to the terms of this Agreement, such Third Party sublicensee as Schering may select to carry out distribution and marketing of one or more Licensed Products in the United States in the event that Berlex Laboratories, Inc. does not distribute such Licensed Product in the United States.

                           (c) Schering shall have primary responsibility for
executing the Development Program outside the United States, which shall include the submission of MAA's for countries other than the United States, including payment of all related filing fees. The Parties recognize that there may be clinical sites outside the United States at which EPIX is having Licensed Product studied under an Investigational New Drug Application regulated by FDA. Monitoring of such sites shall be the responsibility of EPIX. Each MAA filed by Schering pursuant to this Agreement shall be owned by Schering and be filed in the name of Schering, and shall name Schering, or an Affiliate of Schering, or Schering sublicensee as distributor in the relevant country of the Licensed Product described in the MAA. Schering agrees to comply with all obligations imposed by applicable law with respect to the maintenance of each MAA, and to promptly inform EPIX of material actions of any regulatory authority relating to any MAA. With respect to the EU and, [*], Schering will provide
EPIX with reasonable prior notice of all meetings between its representatives and regulatory authorities regarding any MAA for a Licensed Product. EPIX shall have the right to have a representative present at all such meetings. EPIX will furnish, at Schering's request, a representative to attend meetings with regulatory authorities regarding marketing approval of the Licensed Products.

                           (d) The Joint Steering Committee will oversee
clinical testing of Compound MS-325 and the corresponding Licensed Products and oversee the

---------------

* Confidential information omitted and filed with the Commission preparation of regulatory filings for Compound MS-325 and the corresponding Licensed Products.

                           (e) When seeking regulatory approval for Licensed
Products, the Parties will observe the performance standards set forth in
Section 5.3.

                  4.1.2. DEVELOPMENT PLAN. The Development Program shall be conducted under a development plan (the "Development Plan") which shall reasonably describe the work to be pursued by the Joint Steering Committee and to be conducted by EPIX and Schering with respect to the development of Compound MS-325. The Development Plan shall contain a budget prepared by EPIX and Schering, including estimates of the aggregate Development Costs of both Parties to be incurred during the applicable period. The first Development Plan describing the expenses and activities incurred and anticipated for the period between January 1, 2000 and December 31, 2001 relating to development in the United States is attached hereto as EXHIBIT A. The Development Plan for the EU is to be prepared by Schering in accordance with Section 5.3 below. The Development Plan and budget will be updated as of September 1, 2000 and each January 1st and July 1st thereafter, one month in advance of the date of the update, by the Joint Steering Committee, and shall cover the twenty-four (24) month time period following the date of the update. Any changes to any Development Plan shall be subject to approval by the Joint Steering Committee.

         4.2.     DEVELOPMENT INFORMATION; ADVERSE REACTIONS; REPORTS.

                  4.2.1. During the Development Phase and thereafter, each Party shall keep the other informed as to its progress related to Compound MS-325 and Licensed Products developed by either Party or its Affiliates, licensees or sublicensees, including but not limited to any information on adverse reactions and copies of all preclinical or clinical studies or tests performed by such Party. In a timely manner during the Development Phase and thereafter, each Party shall provide the other Party with a reasonably detailed report which shall describe the reporting Party's progress with respect to its development efforts under this Agreement. Each Party will provide the other with a copy of a master dossier as the basis for all submissions to be made by such Party to regulatory authorities on or prior to the date of such submissions as well as promptly provide the results and final reports of all studies and trials conducted by or under the supervision of such Party with respect to Compound MS-325 and Licensed Products. Each Party will have the right to use all such information received from the other Party, subject to the confidentiality provisions of Article 10. Within thirty (30) days after the end of each calendar quarter during the Development Phase with respect to Compound MS-325 and corresponding Licensed Products, each Party shall provide the other Party with a reasonably detailed report which shall describe the reporting Party's progress with respect to its objectives and responsibilities under the Development Plan.

                  4.2.2. Promptly following the execution of this Agreement, the Parties will draft and adopt standard operating procedures to govern the investigation of and action to be taken with regard to Licensed Product-related adverse drug experience reports (from both clinical studies and marketing experience), quality reports and complaints, such that each of the Parties can comply with its legal obligations worldwide. The standard operating procedures will be promptly amended as changes in legal obligations require or as otherwise agreed to by the Parties.

         4.3. AVAILABILITY TO EMPLOYEES. Each Party agrees to make its employees and non-employee consultants reasonably available at their respective places of employment to consult with the other Party on matters relating to the development and regulatory approval of Compound MS-325 and the corresponding Licensed Products, including regulatory, scientific, technical and clinical testing issues arising during the Development Phase (including during Phase IV clinical studies), including requests from any regulatory agency.

         4.4. VISIT OF FACILITIES. Subject to any necessary approvals of relevant Third Parties, representatives of EPIX and Schering may, with the other Party's prior approval, which approval shall not be unreasonably withheld or delayed, visit the sites of any clinical trials or other clinical studies being conducted by such other Party in connection with the Development Program, and manufacturing sites used for Compound MS-325 and the corresponding Licensed Products. During such visits the reasonable requests of the visitor to inspect documents or observe the manufacturing process will be accommodated, subject to any required consent of Third Parties and the requirements of law. EPIX and Schering shall cause their respective personnel involved in the Development Program to be available for meetings with the other Party at their usual place of employment at times reasonably convenient to the Party responding to such request.

         4.5.     COLLABORATION AGREEMENTS WITH THIRD PARTIES.

                  4.5.1. GENERAL. In the event that either Party, during the term of the Development Phase or thereafter, determines that a research, development or collaboration agreement with a Third Party would further the objectives of this Agreement (a "Third Party Collaboration"), such Party (the "Collaborating Party") shall so notify the Joint Steering Committee, which notice shall include reasonable details concerning the terms of the proposed Third Party Collaboration, including its objective, term, proposed budget, and the manner in which intellectual property rights arising therefrom are to be made available to the Collaborating Party. The Joint Steering Committee shall make a determination as soon as practicable after such notice, but in no event later than ninety (90) days thereafter, as to whether to approve the proposed Third Party Collaboration, and to treat the Costs of the Third Party Agreement (as defined below) as Development Costs to be borne equally by the Parties hereunder.

                  4.5.2. AMENDMENT TO DEVELOPMENT PLAN AND BUDGET. Upon approval by the Joint Steering Committee of a Third Party Collaboration, the current Development Plan and Budget will be amended to reflect the additional anticipated Costs of the Third

Party Agreement, and the Parties will share the Costs thereof as provided in
Section 7.5.2.

                  4.5.3. APPROVAL OF AGREEMENT AND ANY AMENDMENTS. Following approval by the Joint Steering Committee of a Third Party Collaboration, the Collaborating Party will proceed to negotiate the definitive terms thereof, keeping the other Party reasonably informed, will consider in good faith any comments or suggestions of the other Party relating thereto, and shall in any event obtain the written approval of the other Party prior to executing the definitive agreement (the "Third Party Agreement") or any material amendments thereto.

                  4.5.4. SHARING OF DEVELOPMENTS AND INFORMATION. Following execution of a Third Party Agreement as provided in Section 4.5.3, the Collaborating Party agrees, subject to the confidentiality provisions hereof, to keep the other Party regularly informed of all material developments under the Third Party Agreement, including all reports, technical information and data, and intellectual property rights arising therefrom. Upon request of the other Party, to the extent reasonably feasible, and subject in appropriate circumstances to the other Party entering into agreements to be bound by applicable terms of the Third Party Agreement, the Collaborating Party will permit representatives of the other Party to attend and participate in meetings with representatives of the Third Party conducting the collaboration.

                  4.5.5. SHARING OF INTELLECTUAL PROPERTY RIGHTS. The Collaborating Party under any Third Party Agreement agrees that the other Party will have a joint individual interest in any patent rights or other intellectual property rights obtained by the Collaborating Party as a result of any Third Party Agreement, and, upon request of the other Party, the Collaborating Party agrees to execute and deliver to the other Party any documents of assignment necessary to effect the foregoing. Except as otherwise agreed, the Collaborating Party will be responsible, in consultation with the other Party, for the preparation, filing, prosecution and maintenance of any patent applications or patents, the Costs of which shall be Development Costs to be shared by the Parties under Section 7.5.2.

                  4.5.6. EXISTING AND PROPOSED THIRD PARTY COLLABORATIONS. The Parties acknowledge that EPIX's agreement with the General Electric Company ("GEC") dated as of January 9, 1998, as amended by letter agreement dated as of January 12, 1998, [ * ], Siemens Medical Systems, Inc. dated August 4, 1999, EPIX's agreement with Philips Medical Systems Nederland B.V. dated November 6, 1998, and EPIX's agreement with Pfizer, Inc. dated September 1, 1998 are approved and active Third Party Agreements hereunder.

------------------------
* Confidential information omitted and filed with the Commission

                  4.5.7. FAILURE TO ACCEPT A THIRD PARTY COLLABORATION. If the Joint Steering Committee declines to approve a proposed Third Party Collaboration under Section 4.5.1, the Collaborating Party shall have the right to enter into the Third Party Agreement at its own expense, and the other Party shall have no right to any intellectual property or other rights arising from such Third Party Agreement, except as otherwise provided in this Agreement.

         4.6. SCHERING DEVELOPMENT STEP-IN RIGHTS. Without prejudice to any other remedies available to Schering under this Agreement or at law, if EPIX materially fails to carry out the tasks assigned to EPIX in the Development Plan in accordance with the time lines and other conditions applicable to it under the Development Plan and this Agreement, Schering may, after forty-five (45) days prior written notice to EPIX, undertake that particular task ("Work") and complete it at its own expense if EPIX has not at such time begun to carry out such Work in a manner reasonably likely to cure its default. Schering shall be entitled to commercially reasonable cooperation and assistance from EPIX to accommodate its efforts, including assignment to Schering of sponsorship of pending United States regulatory filings if necessary to permit the exercise by Schering of its rights under this Section 4.6. [ * ] of the Costs reasonably incurred by Schering in carrying out such Work will be reimbursed by EPIX on a quarterly basis pursuant to the terms of Section 7.5.3, [ * ].

                              ARTICLE 5. MARKETING

         5.1.     SALES AND MARKETING PLAN.

                  5.1.1. This Section 5.1 shall be applicable only with respect to the United States. Schering, in consultation with EPIX, shall develop an annual sales and marketing plan (an "Annual Marketing Plan") which shall reasonably describe the sales and marketing activities (including without limitation pre-launch marketing activities as described in Section 5.1.2 below, sales force commitment, promotional and educational programs, convention presence and other customary activities) to be conducted by Schering and EPIX with regard to Licensed Products and which shall include an annual budget with respect to the activities of both EPIX and Schering. For calendar years during or after the date NDA approval is expected, the annual budget shall be prepared on the basis of a targeted spending level, expressed as the percentage of Net Sales for the applicable period, such percentage to be determined by dividing the budgeted Sales and Marketing Costs for the applicable period by the budgeted Net Sales for the applicable period. For calendar years prior to the date NDA approval is expected, the annual budget will be prepared based on the pre-launch activities planned by both Parties. Schering shall develop (in consultation with EPIX) the first Annual Marketing Plan at least thirty (30) days prior to the date upon which any pre-launch marketing activities will be performed, which plan will cover the remainder of the calendar year in

------------------------
* Confidential information omitted and filed with the Commission which such pre-launch marketing activities occur. Thereafter, the Annual Marketing Plan shall be prepared no later than thirty (30) days prior to the beginning of each calendar year in which sales and marketing activities will occur or are expected to occur. Any changes to the Annual Marketing Plan during the year shall be subject to the reasonable approval of the Joint Steering Committee; PROVIDED, THAT, the following changes shall not require the approval of the Joint Steering Committee: decreases to the annual budget of less than fifteen percent (15%) of the budget; increases in the budget PROVIDED, THAT the total spent for the applicable period as Sales and Marketing Costs does not exceed the established ratio of Sales and Marketing Costs to total budgeted sales for the particular period; changes related to the approval of a new indication for a Licensed Product; and changes related to the timing of commercial launch of a Licensed Product due to a delay in obtaining marketing approval, PROVIDED, FURTHER, that EPIX shall be promptly notified of any such changes.



                  5.1.2. The Parties recognize that Schering and EPIX will conduct pre-launch marketing activities regarding Licensed Products, including but not limited to market research, advertising and promotional activity, and educational activity, commencing on the Effective Date and thereafter. The Joint Steering Committee shall agree on a date approximately one year prior to the anticipated First Commercial Sale in the United States (the "Launch Preparation Date"). The Costs of pre-launch activities incurred prior to the Launch Preparation Date shall be included as Development Costs. The Costs of pre-launch activities incurred after the Launch Preparation Date shall be included as Sales and Marketing Costs following the First Commercial Sale of the applicable Licensed Product in the United States, and included in the calculation of Operating Margin as provided in Section 7.6.1. For the period commencing with the Launch Preparation Date and ending with the First Commercial Sale of the applicable Licensed Product in the United States, EPIX shall have no obligation to pay Schering any of the Costs of such pre-launch marketing activities. Schering shall bear the Costs of such activities (including such pre-launch Costs incurred by EPIX and paid by Schering to EPIX in accordance with Section 5.5) prior to the First Commercial Sale of the applicable Licensed Product in the United States; PROVIDED, THAT, fifty percent (50%) of the Costs of such activities borne by Schering shall be regarded as a loan from Schering to EPIX, which loan shall bear no interest, and which loan shall not be repayable until there is a First Commercial Sale of the applicable Licensed Product in the United States, at which point the loan by Schering to EPIX shall be considered fully discharged and paid in full when the Costs of the pre-launch marketing activities of Schering are deducted as provided in the definition of Sales and Marketing Costs and pursuant to Section 7.6.1. After the Effective Date, Schering shall provide EPIX with quarterly reports within thirty (30) days after the end of each calendar quarter, detailing the pre-launch expenses incurred during the previous calendar quarter and any other related financial information reasonably required by the Parties.

         5.2. EXCLUSIVE RIGHT. Schering shall have the exclusive right to market and distribute (by itself or through others) Licensed Products in the Territory.

         5.3. DILIGENCE. Schering agrees to use reasonable commercial efforts to develop and obtain approval to commence commercial sale of the Licensed Products in each Region outside of the United States, and, following such approval, Schering agrees to use reasonable commercial efforts to market the Licensed Products in each such Region in each case using efforts at least as great as the efforts used for other Schering products with similar market potential. Schering also agrees to use reasonable commercial efforts to develop and obtain approval to market the Licensed Products in all countries in the Territory where Schering sells its Magnevist(R) product, and where a commercially viable market for Licensed Products exists, and to market the Licensed Products in such countries in each case using efforts at least as great as the efforts used for other Schering diagnostic imaging products with similar commercial potential. On July 31, 2000 and September 30, 2000, Schering shall provide EPIX with a status report on Schering's efforts to prepare a Development Plan for the EU. Within six (6) months of the Effective Date, Schering shall provide a Development Plan for the EU to the reasonable satisfaction of EPIX. EPIX agrees to use reasonable commercial efforts to obtain approval to permit Schering to commence commercial sale of the Licensed Products in the United States.

         5.4. LABELING AND PACKAGING. Subject to applicable laws and regulations, the labeling and packaging for the Licensed Products shall bear EPIX's name, in a form to be mutually agreed upon by the Parties, in addition to Schering's name, trademark (to be selected by Schering in its sole discretion), and trade dress.

         5.5. EPIX PROMOTIONAL ACTIVITIES. EPIX shall conduct promotional activities relating to Licensed Products as set forth in the applicable Annual Marketing Plan for the United States and as agreed in advance by the Parties for other Regions of the Territory. EPIX agrees to assist in promotional activities of Schering relating to Licensed Products as reasonably requested by Schering, such as by providing speakers for medical education initiatives, and as set forth in the applicable Annual Marketing Plan for the United States and as agreed in advance by the Parties for other Regions of the Territory. Neither Party shall conduct promotional activities relating to Licensed Products that conflict with the promotional activities of the other Party; PROVIDED, HOWEVER, that nothing therein shall be construed to prevent either Party from conducting routine corporate development and investor relations activities. EPIX's Costs associated with any promotional activities, as set forth in the Annual Marketing Plan for the United States and as agreed in advance by the Parties for other Regions of the Territory, will be calculated in accordance with Section 1.47 ("Sales and Marketing Costs") and will be invoiced to Schering by EPIX on a monthly basis. Invoices shall be payable within thirty (30) days of receipt by Schering (subject to reasonable verification by Schering), and shall be deductible by Schering in the calculation of Operating Margin as Sales and Marketing Expenses.

                   ARTICLE 6. MANAGEMENT OF THE COLLABORATION

         6.1.     JOINT STEERING COMMITTEE.

                  6.1.1. GENERAL. (a) A steering committee comprised of one (1) named representative of Schering and one (1) named representative of EPIX (the "Joint Steering Committee") shall be appointed and shall meet as needed but not less than once each calendar quarter. Such meetings shall be at times and places or in such form as the members of the Joint Steering Committee shall agree, and may take place by conference call or video conference. Each member of the Joint Steering Committee shall have the right to have other employees of the same Party (or consultants to such Party, with the advance permission of the other Party) present at and participating in any Joint Steering Committee meeting PROVIDED, THAT the names, titles, and subject matter to be addressed by such additional attendees are submitted in writing to the other Party at least three
(3) business days in advance of the meeting, and that neither Party has more than five (5) attendees at a meeting without the advance permission of the other Party. At such meetings, the Joint Steering Committee will discuss and oversee the Development Program (including but not limited to, the clinical testing of Compound MS-325 and the Licensed Products and the preparation of a core registration package for the Licensed Products) and the marketing of the Licensed Products in the Territory. The Joint Steering Committee will allocate responsibilities between the Parties in such a manner as to minimize the time to market for the Licensed Products taking into consideration the objectives set forth in Section 4.1 hereof.

                           (b) A Party may change its representative to the
Joint Steering Committee at any time. Members of the Joint Steering Committee may be represented at any meeting by an authorized designee. In making any approval, determination or taking any other action delegated to the Joint Steering Committee, Schering and EPIX shall each have one vote on the Joint Steering Committee, regardless of how many representatives each Party may have in attendance at any Joint Steering Committee meeting.

                  6.1.2. CHAIR. The Joint Steering Committee shall initially be chaired by the EPIX representative. The EPIX representative shall serve as the Chair of the Joint Steering Committee through and including December 31, 2000. On January 1, 2001, the Schering representative shall become the Chair of the Joint Steering Committee. Thereafter, the Chair of the Joint Steering Committee shall alternate between representatives of Schering and EPIX, with each Chair serving for one calendar year.

                  6.1.3. MINUTES. The Joint Steering Committee shall keep accurate minutes of its deliberations which record all proposed decisions and all actions recommended or taken. The Chair shall be responsible for the preparation of draft minutes. Draft minutes shall be sent to the other member of the Joint Steering Committee within ten (10) working days after each meeting. The draft minutes shall be edited by the Chair based on comments from the other member of the Joint Steering Committee and shall be distributed to the other member at least one week prior to the next meeting of the Joint Steering Committee for review and final approval at such meeting. All records of the Joint Steering Committee shall at all times be available to both Parties.

                  6.1.4. SUBCOMMITTEES. The Joint Steering Committee shall appoint the following subcommittees to facilitate development and commercialization of Licensed Products. The subcommittees shall carry out the directives of the Joint Steering Committee, and shall have no independent decision-making authority. The subcommittees shall report their activities to the Joint Steering Committee as directed by the Joint Steering Committee. The subcommittees are as follows: United States Development Team; International Development Team (excluding Japan); [*], and a CMC/ Supply/Manufacturing Team.

         6.2. DISAGREEMENTS. All disagreements between members of the Joint Steering Committee shall be subject to the following:

                  (a) The representatives to the committee will negotiate in good faith for a period of not more than sixty (60) days to attempt to resolve the dispute,

                  (b) If the representatives to the Committee are unable to resolve the dispute, then the representatives of the committee shall promptly present the disagreement to the Chief Executive Officer of EPIX and the Head of Schering's diagnostic imaging business, or their respective designees (neither of whom shall be a member of the Joint Steering Committee),

                  (c) Such executives shall meet or discuss in a telephone or video conference each Party's view and explain the basis for such disagreement,

                  (d) If such executives cannot promptly resolve such disagreement within sixty (60) days after such issue has been referred to them, then the matter shall be referred to arbitration as described in Section 14.6.2 hereof.

Notwithstanding the foregoing, (i) any disputes between the Parties relating to sales and marketing activities for the Licensed Products shall be resolved by the Schering Head or designee identified in Section 6.2(b), (ii) any disputes between the Parties relating to executing the Development Program for Compound MS-325 and corresponding Licensed Products in the United States shall be resolved by the EPIX CEO or designee identified in Section 6.2(b), and (iii) any disputes between the Parties relating to executing the Development Program for Compound MS-325 and corresponding Licensed Products outside the United States shall be resolved by the Schering Head or designee identified in Section 6.2(b).

         6.3. LIMITATION ON COMMITTEE ACTIVITY. Notwithstanding the creation of the Joint Steering Committee or the subcommittees described above, each Party to this Agreement shall retain the rights, powers and discretion granted to it hereunder, and neither the Joint Steering Committee nor any subcommittees described above shall be

---------------

* Confidential information omitted and filed with the Commission delegated or vested with any such rights, powers or discretion unless such delegation or vesting is expressly provided for herein or the Parties expressly so agree in writing. Neither the Joint Steering Committee nor any of the subcommittees described above shall have the power to amend or modify this Agreement, which may be amended or modified only as provided in Section 14.8.


                               ARTICLE 7. PAYMENTS

         7.1. LICENSE FEES. Within five (5) business days following the execution of this Agreement, Schering will pay EPIX ten million and 00/100 United States dollars ($10,000,000) by wire transfer to an account designated by EPIX at least two (2) business days in advance, as the license fee for the license rights granted to Schering pursuant to Section 3.1.1 above. If [ * ].

         7.2. MILESTONE PAYMENTS [ * ]. Schering shall make the following one-time, non-refundable milestone payments in United States dollars to EPIX. With respect to milestone payments tied to events to be achieved by EPIX, payment will be due within ten (10) business days following written notice from EPIX to Schering that the milestone has been achieved: PROVIDED, THAT, [ * ]. With respect to each milestone to be achieved by EPIX, the notice from EPIX will include documents substantiating achievement of the milestone, and such achievement shall be subject to reasonable verification by Schering.

            MILESTONE                                     PAYMENT
[ * ]                                                     US $ [ * ]
[ * ]                                                     US $ [ * ]
[ * ]                                                     US $ [ * ]

The milestone payment  [ * ].

         7.3.  [ * ].
               [ * ]

         7.4. FINANCING FROM SCHERING. Financing shall be as provided in
              Section 2.4.

         7.5. FUNDING OF THE DEVELOPMENT PROGRAM.


------------------------
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                                       28

                  7.5.1. ADMINISTRATION. EPIX shall be responsible for the financial administration of the Development Program in the United States, including but not limited to the preparation of an annual development budget to be included in the Development Plan, accounting and reporting of Development Costs to both Parties. Schering shall be responsible for the financial administration of the Development Program in the EU, including but not limited to the preparation of an annual development budget to be included in the Development Plan, accounting and reporting of Development Costs to both Parties.

                  7.5.2. SHARING OF DEVELOPMENT COSTS. Each of the Parties shall bear [ * ] of the Development Costs incurred by either Party on or after January 1, 2000 relating to the execution of the Development Plan in furtherance of obtaining marketing approval of a Licensed Product in the United States, the EU, or, [ * ], regardless of the actual country in which the work is performed. Schering shall bear [ * ] of the Development Costs it incurs relating to the execution of the Development Plan in furtherance of obtaining marketing approval of a Licensed Product in countries other than the United States, the EU and [ * ]; PROVIDED, THAT, Schering shall have the right to use, without the payment of any additional sum, any data, reports or other material developed pursuant to the Development Plan for use in the United States or the EU by or on behalf of either Party. Development Costs shall specifically not include any such costs to the extent attributable to development of Compound MS-325 and its corresponding Licensed Products for use, sale or distribution exclusively in Japan [ * ], it being understood that such costs shall be entirely the responsibility and liability of EPIX and/or DRL. If data developed and/or paid for by Schering is used in Japan by EPIX and/or DRL, EPIX shall reimburse Schering for [ * ] of Schering's share of the Development Costs relating to such data.

                  7.5.3. FUNDING. The Parties desire to set up an efficient method of funding the Development Program, such that there is adequate cash available when needed by the Party responsible for the execution of the particular portion of the Development Program. The departments of the Parties responsible for financial administration (such as finance, controlling, and accounting, etc.) will establish one or more standard operating procedures for the efficient funding of the Development Program, with a goal of minimizing administrative burden to the Parties. Schering shall pay [ * ] of Development Costs attributable to the United States to EPIX, and EPIX shall pay [ * ] of the Development Costs attributable to the EU to Schering (net of Development Costs that are to spent by EPIX in the EU, and Development Costs that are to be spent by Schering in the United States). Such payments shall be made in advance as provided below on the basis of Development Costs set forth in the development budget component of the last Development Plan approved by the Joint Steering Committee. Each Party shall pay its share of budgeted Development Costs to

------------------------
* Confidential information omitted and filed with the Commission the Party responsible for executing the Development Plan in the United States or EU, as applicable, in advance on a calendar quarter basis at least thirty (30) days before commencement of the applicable calendar quarter, subject to the following: (i) payment by Schering to EPIX of Schering's portion of the United States Development Costs paid or to be incurred by EPIX during the first three quarters of 2000 shall be made within ten (10) business days of the Effective Date; (ii) commencing with the budget for calendar year 2001, payments for the first two quarters of each year by each of the Parties shall be in an amount equal to [ * ] of the development budget for the applicable quarter for the United States or EU, as applicable, plus [ * ] of the average monthly development budget for the applicable year for the United States or EU (with reduction for the netting described above), as applicable, to provide funding for possible Cost overruns; (iii) within forty-five (45) days of the end of each quarter, the Parties will reconcile actual expenses for the previous quarter with advance payments made pursuant to this Section based on the development budget; overpayments will be credited or returned, at the discretion of each of the Parties [ * ] of the average monthly development budget for the year for the United States or EU, as applicable, payable with the budget payment for the first and second quarters shall be credited or returned if unused only as part of the reconciliation for the fourth quarter of each year); underpayments relating to budget overruns approved by the Joint Steering Committee shall be made up equally by the Parties; underpayments relating to budget overruns not approved by the Joint Steering Committee shall be made up by the Party with development responsibility for the budget experiencing the overrun (United States or EU, as applicable); (iv) if there are budgeted Development Costs for a calendar quarter for both the United States and the EU, such that the Parties will make payments to each other, the amounts of such payments may be netted against each other with only the net amount payable by the Party with the larger amount owing for the relevant calendar quarter, PROVIDED, THAT the departments of the Parties responsible for financial administration have established a written standard operating procedure covering the mechanics of such netting; and
(v) in the event that all or part of the work of the Development Program is stopped for any reason in either the United States or the EU, then neither Party shall have any obligation to prepay Development Costs to the other Party for any calendar quarter for work that was stopped.

                  7.5.4. ACCOUNTING AND REPORTING. EPIX and Schering will maintain accurate books and records for the conduct of the Development Program. EPIX and Schering will provide each other with quarterly reports detailing the Costs of the Development Program and any other related financial information reasonably required by the Parties. The departments of the Parties responsible for financial administration shall establish a mutually acceptable format for such reports.

         7.6.     OPERATING MARGIN PAYMENTS IN THE UNITED STATES.

                  7.6.1. SHARE OF OPERATING MARGIN IN THE UNITED STATES. Commencing upon the First Commercial Sale of a Licensed Product in the United States, Schering

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
agrees to pay [ * ] of its Operating Margin derived from sales of Licensed Product in the United States to EPIX for payment to Mallinckrodt. Of the Operating Margin derived from sales of Licensed Products in the United States remaining after the payment to Mallinckrodt by EPIX, Schering agrees to pay [ * ] of such Operating Margin to EPIX. The payments to EPIX shall be payable quarterly in United States dollars within fifteen (15) days of the close of each calendar quarter (each such payment hereinafter referred to as a "Profit Payment"), on the basis of actual results for the first two months of such calendar quarter and forecasted results for the third month of such calendar quarter, subject to adjustment in accordance with the reconciliation and audit provisions set forth below. It is also the Parties intent that, should there be no distributable Operating Margin derived from sales of Licensed Products in the United States in any given quarter but instead losses for that quarter, then EPIX and Schering shall [ * ]. EPIX [ * ]. At the time of the Profit Payment (or invoice for loss), Schering shall provide EPIX with a report containing the following information, in sufficient detail to allow EPIX to review the underlying data, on a monthly basis, for the applicable quarter for the United
States: (i) Net Sales and units of Licensed Products sold; (ii) any other revenues relating to the Licensed Products in the United States, including but not limited to royalties and any other payments from sublicensees; (iii) the Costs of Goods Sold for the reporting period for sales of Licensed Products relating to the United States; (iv) the Sales and Marketing Costs for the United States for the reporting period; and (v) the Profit Payment payable for such period. Schering shall make adjustments in Profit Payments previously made resulting from variations between forecasted results and actual results for the third month of the such quarter as part of the determination of the Profit Payment due to EPIX for the subsequent quarter. Schering shall keep complete and accurate records in sufficient detail to properly reflect all Net Sales, Costs of Goods Sold and Sales and Marketing Costs, as set forth in this Section 7.6.1, and to enable the Profit Payments payable hereunder to be determined. At the discretion of Schering, the payments and reports described in this Section may be made directly to EPIX by Schering's United States Affiliate Berlex Laboratories. Inc.

                  7.6.2. FORECASTS. Upon the reasonable request of EPIX, during the term of this Agreement, Schering will provide EPIX with forecasts of sales of Licensed Products for the United States in accordance with the routine budget and forecasting cycle of Schering's United States Affiliate.

         7.7. ROYALTIES ON THE GROSS PROFITS OF LICENSED PRODUCTS IN THE EU AND [ * ].

                  7.7.1. EU. In the EU, Schering shall pay to EPIX a royalty on annual Gross Profits of Licensed Products as set forth in the table below.

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                                       31

         ROYALTY RATE (%)                  ANNUAL GROSS PROFITS
            [ * ]                          below US $[ * ]
            [ * ]                          Between US $[ * ] and US $[ * ]
            [ * ]                          between US $[ * ] and US $[ * ]
            [ * ]                          greater than US $[ * ]

         The foregoing notwithstanding, [ * ] following the launch of a Licensed Product in the EU, the royalty rate for Licensed Products on all annual Gross Profits below US $[ * ] shall be [ * ].

                  7.7.2. [ * ]. If [ * ], and [ * ]. Gross Profits and the applicable Royalty Rate for [ * ].

                  7.7.3. ROYALTY PAYMENTS AND REPORTS; FORECASTS. Within sixty
(60) days of the close of each calendar quarter Schering shall pay to EPIX the royalties due on Gross Profits of Licensed Products sold during such calendar quarter in the EU [ * ] (each such payment hereinafter referred to as a "Royalty Payment"). At the time of the Royalty Payment, Schering shall provide EPIX with a report containing the following information, on a monthly basis, for the applicable quarter for the EU and [ * ]: (i) Net Sales and units of Licensed Products sold; (ii) the Costs of Goods Sold for the reporting period for sales of Licensed Products relating to the EU or [ * ] as applicable; (iii) the applicable royalty rate; and (iv) the Royalty Payment payable for such period. Schering shall keep complete and accurate records in sufficient detail to enable the Royalty Payments payable hereunder to be determined. Upon the reasonable request of EPIX, during the term of this Agreement, Schering shall provide EPIX with forecasts of sales of Licensed Product for the EU and, [ * ], in accordance with Schering's routine budget forecasting schedule.

         7.8. ROYALTIES ON GROSS PROFITS OF LICENSED PRODUCTS IN ALL COUNTRIES OF THE TERRITORY OTHER THAN THE UNITED STATES AND THE EU [ * ].

         In all countries of the Territory other than the United States and the EU [ * ], Schering shall pay to EPIX a royalty on annual Gross Profits of Licensed Products as set forth in the table below.

       ROYALTY RATE (%)                ANNUAL GROSS PROFITS
          [ * ]                          below US $[ * ]
          [ * ]                          between US $[ * ] and US $[ * ]
          [ * ]                          between US $[ * ] and US $[ * ]
          [ * ]                          greater than US $[ * ]


------------------------
* Confidential information omitted and filed with the Commission

         The foregoing notwithstanding, [ * ] following the launch of a Licensed Product in any country of the Territory other than the United States and the EU [ * ], the royalty rate for Licensed Products on all annual Gross Profits below US $[ * ] shall be [ * ].

                  7.8.1. ROYALTY PAYMENTS AND REPORTS; FORECASTS. Within sixty
(60) days of the close of each calendar quarter Schering shall pay to EPIX the royalties due on Gross Profits of Licensed Products sold during such calendar quarter in the countries of the Territory other than the United States and the EU [ * ] (each such payment hereinafter referred to as a "Royalty Payment"). At the time of the Royalty Payment, Schering shall provide EPIX with a report containing the following information, on a monthly basis, for the applicable quarter for the applicable countries: (i) Net Sales and units of Licensed Products sold; (ii) the Costs of Goods Sold for the reporting period for sales of Licensed Products relating to the applicable countries; (iii) the applicable royalty rate; and (iv) the Royalty Payment payable for such period. Schering shall keep complete and accurate records in sufficient detail to enable the Royalty Payments payable hereunder to be determined. Upon the reasonable request of EPIX, during the term of this Agreement, Schering will provide EPIX with forecasts of sales of Licensed Products in the countries described in this section 7.8 in accordance with Schering's routine budget forecasting schedule.

         7.9. TERM OF GROSS PROFIT OBLIGATIONS. Schering shall pay royalties pursuant to Sections 7.7 and 7.8 above with respect to each Licensed Product for so long as Licensed Products are sold in the relevant country; PROVIDED, THAT, following the expiration or revocation or complete rejection of the last to expire or to be revoked or to be completely rejected of any EPIX Patent Right or of any other patent or patent application licensed to Schering by EPIX hereunder covering such Licensed Product in such country, if more than [ * ] of units of any pharmaceutical chemical entity sold in the relevant country which would otherwise have been covered by the Patent Rights are sold by a party that is not Schering or a Schering Affiliate, sublicensee or distributor, Schering shall notify EPIX of such fact (which shall be subject to reasonable verification by EPIX), and thereafter the royalty rates to be paid by Schering hereunder shall be adjusted downward, with the objective of more closely approximating the economic returns to the Parties reflected in the profit sharing arrangement between the Parties in the United States. If the Parties are unable to agree on lower royalty rates, the matter shall be resolved through arbitration pursuant to Section 14.6.

         7.10. CURRENCY CONVERSION. Payments by Schering to EPIX under this Agreement shall be made in United States dollars. The calculation of payments which refer to Net Sales in countries other than United States shall be based upon EURO and converted into United States dollars. Therefore, where payments are based upon Net

Sales in countries other than the United States and the member states of the European Currency Union, the amount of such Net Sales expressed in the currency of such country shall be converted into EURO at the exchange rate of the last business day of the applicable calendar quarter. The applicable exchange rate shall be the EURO Foreign Exchange Reference Rate published by the European Central Bank, Frankfurt / Main. If no EURO Foreign Exchange Reference Rate is determined for the relevant currency, the Parties shall agree upon another reference rate. Finally, the payable EURO amount shall be converted into US dollars at the EURO Foreign Exchange Reference Rate published by the European Central Bank, Frankfurt / Main, on the last business day of the applicable calendar quarter.

         7.11.    RECORDS; AUDIT RIGHTS; DISPUTES.

                  7.11.1. RECORDS OF REVENUES AND EXPENSES; AUDIT RIGHTS. Each Party will maintain complete and accurate records which are relevant to the determination of Development Costs, Gross Profits, Sales and Marketing Costs, Operating Margin, Profit Payments, and Royalty Payments under this Agreement and such records shall be open during reasonable business hours for a period of two
(2) years from creation of individual records for examination at the other Party's expense and not more often than once each calendar year by a certified public accountant selected by the other Party (subject to the consent of the Party to be audited, such consent not to be unreasonably withheld or delayed), or the other Party's internal accountants (unless the Party to be audited objects to the use of such internal accountants) for the sole purpose of verifying for the inspecting Party the correctness of calculations and classifications of such Development Costs, Gross Profits, Sales and Marketing Costs, Operating Margin, Profit Payments, and Royalty Payments under this Agreement. Each Party shall bear its own Costs related to such audit; PROVIDED, THAT, for any underpayments greater than five percent (5%) of annual Development Costs, Gross Profits, Operating Margin, Profit Payments and/or Royalty Payments (as the case may be) by the audited Party, the audited Party shall pay the other Party the amount of underpayment, together with interest as provided in Section 7.12, from the time the amount was due and the inspecting Party's out-of-pocket expenses related to the audit. For any underpayments less than five percent (5%) of annual Development Costs, Gross Profits, Sales and Marketing Costs, Operating Margin, Profit Payments and/or Royalty Payments (as the case may be), found under this Section, the audited Party shall pay the inspecting Party the amount of the underpayment. Any overpayments by the audited Party will be refunded to the audited Party or credited to future payments by the audited Party to the inspecting Party, at the audited Party's election. Any records or accounting information received from the audited Party shall be Information of the audited Party for purposes of Article 10. Results of any such audit shall be provided to both Parties, and shall be Information of the audited Party for purposes of
Article 10.

                  7.11.2. RESOLUTIONS OF PAYMENT DISPUTES. Except as set forth in this Section 7.11.2, the provisions of Section 14.6 shall not be applicable to disputes described in this Section 7.11.2. If there is a dispute between the Parties following any

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

audit performed pursuant to Section 7.11.1 (an "Audit Disagreement") (i) within thirty (30) business days of the identification of the Audit Dispute and notice thereof to the other Party, the Parties shall jointly select a recognized international accounting firm to act as an independent expert to resolve such Audit Disagreement; (ii) the Audit Disagreement submitted for resolution shall be described by the Parties to the independent expert, which description may be in written or oral form, within ten (10) business days of the selection of such independent expert; (iii) the independent expert shall render a decision on the matter as soon as practicable; (iv) the decision of the independent expert shall be final and binding unless such Audit Disagreement involves alleged fraud, breach of this Agreement or construction or interpretation of any of the terms and conditions thereof, which Audit Disagreements shall be resolved as set forth in Section 14.6.; and (v) all fees and expenses of the independent expert, including any Third Party support staff or other costs incurred with respect to carrying out the procedures specified at the direction of the independent expert in connection with such Audit Disagreement, shall be borne by each Party in inverse proportion to the disputed amounts awarded to such Party by the independent expert through such decision (e.g., EPIX disputes $100; the independent expert awards EPIX $60; EPIX pays for forty percent (40%) of the independent expert's costs, and Schering pays for sixty percent (60%) of the independent expert's costs.)

         7.12. PAYMENTS; INTEREST. Any payments due under this Agreement shall be due on such date as specified in the Agreement and, in the event such date is not a business day, then the next succeeding business day. Any failure by a Party to make a payment within ten (10) days after the date when due shall obligate such Party to pay computed interest, the interest period commencing on the due date and ending on the payment day, to the receiving Party at a rate per annum equal to the prime rate of the Bank of America as quoted on Reuters page [USPRIME1]. The interest rate shall be adjusted whenever the Bank of America announces a change in such prime rate. The interest shall be computed on the basis of a 365/360 year; interest shall be compounded annually in arrears. Such interest shall be due and payable on the tender of the underlying principle payment.

         7.13. ADDITIONAL DEDUCTIONS. In the event that either Party in good faith incurs a Cost related to the development, manufacture, testing, promotion, marketing, sale, or distribution of MS-325 or any corresponding Licensed Product, other than General and Administrative Expenses, and such Cost is either
(i) not subject to the sharing of Development Costs pursuant to Section 7.5.3; or (ii) not deductible under the definitions of either Costs of Goods Sold or Sales and Marketing Costs, then (a) if the Cost relates to development it shall be treated as a Development Cost; (b) if the Cost relates to manufacturing or testing it shall be treated as a Cost of Goods Sold; and (c) if the Cost relates to an activity other than development, manufacturing or testing, it shall be treated as a Sales and Marketing Cost if it relates to the United States. Any disputes between the Parties concerning the deductibility of expenses pursuant to this Section 7.13 shall be resolved by the Joint Steering Committee.

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

         7.14. FINANCIAL PROCEDURES. The departments of the Parties responsible for financial administration shall establish one or more standard operating procedures to harmonize their accounting systems as they relate to the calculation of Costs of Goods Sold, Sales and Marketing Costs, Operating Margin, and Gross Profits, and to establish efficient methods for the exchange of information concerning such calculations.

          ARTICLE 8. OPTIONS TO ACQUIRE RIGHTS IN ADDITIONAL COMPOUNDS

         8.1. EPIX'S OPTION TO SHU 555C. On each June 1st and December 1st occurring during the term of this Agreement Schering shall provide EPIX with a written summary report describing the status of its development, regulatory and marketing activities with respect to SHU 555C and the corresponding SHU 555C Products. Schering hereby grants to EPIX an exclusive option to acquire certain economic participation rights in the Field, as further described below, to SHU 555C and the SHU 555C Products (the "SHU-555c Option"). The SHU-555c Option shall be exercisable on a Region-by-Region basis. The SHU-555c Option shall expire for any Region for which it is not exercised in the written notice described below. The SHU-555c Option shall become exercisable upon the later of:
(i) [ * ] and (ii) [ * ]. EPIX shall be entitled to exercise the SHU 555C Option for a period of twelve (12) months after the date the SHU 555C Option becomes exercisable by delivering written notice thereof to Schering, accompanied by a payment in the amount of (a) US $[ * ] for the United States (payable $[ * ] on option exercise and $[ * ] on the first anniversary of option exercise), (b) US $[ * ] for Europe (payable $[ * ] on option exercise and $[ * ] on the first anniversary of option exercise), (c) US $[ * (if applicable)], and (d) US $[ *] for the Rest of World. Upon exercise of the SHU 555C Option, the Parties shall enter into good faith negotiations to arrive at a definitive agreement containing only the following principal economic terms: (x) EPIX will receive a royalty of [ * ] on the "Incremental Sales" of SHU 555C in the relevant region,
(y) Schering shall be responsible for the conduct of all development activities, with input from EPIX, and (z) Schering shall be responsible for all sales and marketing activities. For purposes of this Section 8.1, the term "Incremental Sales" means the sales of the SHU 555C Product per calendar quarter which are above the average sales of the SHU 555C Product for the two calendar quarters preceding the calendar quarter in which EPIX exercises the SHU 555C Option pursuant to this Section 8.1, or, if less than two full calendar quarters, such period of time as Schering has been commercializing the SHU 555C Product. Except as otherwise provided herein or agreed to by the Parties, the agreement entered into by the Parties upon any exercise of the SHU 555C Option pursuant to this
Section 8.1 shall have terms and conditions substantially the same as the terms and conditions of this Agreement, including without limitation the limitations on development outside the Field set forth in Section 3.1.4.

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                                       36

         8.2. SCHERING'S OPTION TO EPIX'S SECOND GENERATION AGENT. EPIX hereby grants to Schering an exclusive option (the "Schering Option") to acquire certain economic participation rights in the Field, as further described below, to EPIX's Second Generation Agent. The Schering Option shall become exercisable [ * ] (the "Option Notice"). Schering shall be entitled to exercise the Schering Option for a period of one hundred twenty (120) days following its receipt of the Option Notice from EPIX and a data package containing all data, study reports and other information under the control of EPIX relating to the Second Generation Agent (such data package to be reasonably satisfactory to Schering), by delivering a written notice of exercise to EPIX accompanied by a payment in the amount of US $[ * ]; PROVIDED, THAT, Schering may exercise the Schering Option on a Region-by-Region basis, in which case the fee to be paid by Schering at the time of delivery of the written notice of exercise to EPIX shall be (i) US $[ * ] for the United States, (ii) US $[ * ] for Europe, and (iii) US $[ * ] for Japan (no advance payment shall be due for the ROW Region). The Schering Option shall expire in any Region for which it is not exercised in the written notice. During the one hundred twenty (120) day period following delivery by EPIX of the Option Notice and data package, EPIX agrees to answer questions of Schering relating to the data package and Second Generation Agent, and to provide such other information about the Second Generation Agent as Schering may reasonably request. The one hundred twenty (120) day period shall not commence until such time as all data, study reports, and other information under the control of EPIX relating to the Second Generation Product is delivered to Schering. Upon exercise of the Schering Option the Parties shall enter into good faith negotiations to arrive at a definitive agreement containing only the following principal economic terms: (a) each of the Parties shall bear [ * ] of all Development Costs (including CMC Costs) incurred by the Parties with respect to the Second Generation Agent, commencing on the date of exercise of the Schering Option and going forward; (b) Schering shall pay EPIX one-time milestone payments with respect to the Second Generation Product as follows (as applicable on a Region-by-Region basis): (x) US $[ * ], (y) US $[ * ], and (z) US $[ * ]; and (c) commencing upon the First Commercial Sale of a Second Generation Product, Schering shall pay EPIX [ * ] of its Operating Margin for the United States, and an equivalent portion of Gross Profit for other countries, similar to the agreement of the Parties regarding Compound MS-325, with respect to the Second Generation Product. EPIX shall be primarily responsible in the United States for the conduct of development activities with respect to the Second Generation Product and Schering shall be primarily responsible for such activities outside the United States. Schering shall be responsible for the conduct of sales and marketing activities with respect to the Second-Generation Product, such activities to be more specifically defined in the definitive agreement. Except as otherwise provided in this Section 8.2 or as agreed to by the Parties, such definitive agreement shall have terms and conditions substantially the same as the terms and conditions of this Agreement, including without limitation the limitations on development outside the Field set forth in Section 3.1.4.

------------------------
* Confidential information omitted and filed with the Commission

         8.3. EPIX'S OPTION TO THE GADOMER-17 AGENT. Schering hereby grants to EPIX an exclusive option (the "Gadomer-17 Option") to acquire certain economic participation rights in the Field, as further described below, to the Gadomer-17 Agent. The Gadomer-17 Option shall become exercisable on a Region-by-Region basis, and at such time as (i) [ * ], (ii) [ * ], and (iii) [ * ] and has provided evidence thereof to EPIX. EPIX shall be entitled to exercise the Gadomer-17 Option for a period of one hundred twenty (120) days following its receipt of all of the materials set forth in clauses (i) through (iii) above by delivering a notice of exercise to Schering accompanied by payment in the amount of US $[ * ], PROVIDED, THAT, if EPIX exercises the Gadomer-17 Option only for specific Regions, then the option fee shall be (a) US $[ * ] for the United States, (b) US $[ * ] for Europe,
(c) US $[ * ], and (d) US $[ * ] for the Rest of World. The Gadomer-17 Option shall expire for any Region in which it is not exercised in the first notice of exercise. Upon exercise of the Gadomer-17 Option, the Parties shall enter into good faith negotiations to arrive at a definitive agreement containing only the following principal economic terms: (x) each of the Parties shall bear [ * ] of the Development Costs (including CMC Costs) incurred by either Party incurred from the date of option exercise forward, and (y) commencing upon the First Commercial Sale of a Gadomer-17 Product, Schering shall pay EPIX [ * ] of its Operating Margin with respect to the United States and an equivalent portion of Gross Profit for other countries, similar to the agreement of the Parties regarding Compound MS-325. In addition, EPIX shall pay Schering one-time milestone payments as follows: (A) US $[ * ], (B) US
$[ * ], and (C) US $[ * ]. Schering shall be responsible for all development activities (with input from EPIX) of the Gadomer-17 Product and for all sales and marketing activities. Except as set forth in this Section 8.3 or as otherwise agreed to by the Parties, the definitive agreement entered into by the Parties upon any exercise of the Gadomer-17 Option shall have terms and conditions substantially the same as the same terms and conditions of this Agreement, including without limitation the limitations on development outside the Field set forth in Section 3.1.4.

         8.4. OPTION TO CERTAIN ADDITIONAL AGENTS. The Parties contemplate that during the term of this Agreement either Party may acquire or in-license Blood Pool Magnetic Resonance Contrast Agents in addition to the Second Generation Agent, the SHU 555C Agent and the Gadomer-17 Agent (hereinafter an "Other Blood Pool Agent"). In such case, if the Party acquiring the Other Blood Pool Agent desires to develop and market such Other Blood Pool Agent, such Party shall provide prompt notice thereof to the other. The Parties will then negotiate in good faith an arrangement for the sharing of expenses and income related to the other Blood Pool Agent, unless the Party receiving the notice does not desire to enter into such arrangement, in which case the Party acquiring the Other Blood Pool Agent shall be free to proceed on its own.

         8.5. FAILURE TO EXERCISE OPTIONS; NO DUTY TO DEVELOP. In the event that the Party holding the right to exercise an option pursuant to either Section 8.1, 8.2, 8.3, or

------------------------
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                                       38

8.4 above fails to exercise the option in accordance with the terms thereof, then the other Party shall thereafter have the right, alone or in collaboration with a Third Party, to pursue further development and commercialization of the compound which was the subject of the option and its corresponding products, without any further duty or obligations to the Party which did not exercise its option. In addition to the option termination provisions in Article 8, the option rights of the Parties also may terminate pursuant to Section 13.6.1. A Party granting an option pursuant to either Section 8.1, 8.2, 8.3, or 8.4 shall have no duty to continue development of the product or technology that is the subject of the option.

                        ARTICLE 9. INTELLECTUAL PROPERTY

         9.1. FILING, PROSECUTION, MAINTENANCE, ENFORCEMENT AND DEFENSE OF THE MGH PATENT RIGHTS.

                  9.1.1. RESPONSIBILITY AND COSTS. EPIX shall, in coordination with MGH, be responsible for the preparation, filing, prosecution and maintenance of all patent applications and patents included in MGH Patent Rights in the Territory, keeping Schering informed. All costs incurred by EPIX for the preparation, filing, prosecution and maintenance of all patents and patent applications included in MGH Patent Rights in the Territory shall be the responsibility of EPIX. EPIX shall keep Schering reasonably apprised of actions taken by EPIX and MGH pursuant to this Section, and related decisions of government agencies.

                  9.1.2. ABANDONMENT. If MGH notifies EPIX of its intention to abandon the prosecution of any patent applications under the MGH Patent Rights or of its intention to refrain from making any payment or taking any other action necessary to obtain or maintain a patent under the MGH Patent Rights, EPIX will thereafter, at its expense, take all action necessary or appropriate to prosecute and/or maintain such MGH Patent Rights in the Territory.

                  9.1.3. NOTICE OF INFRINGEMENT. Schering shall inform EPIX promptly in writing of any alleged infringement in the Field of MGH Patent Rights licensed hereunder to Schering in the Territory by a Third Party of which it shall have knowledge and provide any available evidence of such infringement to EPIX, and EPIX, in turn, shall promptly inform MGH of such alleged infringement of the MGH Patent Rights.

                  9.1.4. ENFORCEMENT BY MGH OR EPIX OF MGH PATENT RIGHTS. Under the MGH License, MGH has the first right to prosecute at its own expense any infringements in the Territory of MGH Patent Rights in the Field. In the event that MGH chooses not to prosecute an infringement in the Field of the MGH Patent Rights in the Territory or, within six (6) months of receiving notice of such infringement in the Field, is unsuccessful in causing the alleged infringer to desist and shall not have brought or is not diligently enforcing an infringement action, EPIX will so inform the Joint Steering

Committee and it shall be the responsibility of the Joint Steering Committee to determine which Party shall bring such suit.

                  9.1.5. PROSECUTION UNDER THE DIRECTION OF THE JOINT STEERING COMMITTEE. In the event that the Joint Steering Committee makes a determination as to the appropriate Party to prosecute any infringement in the Field of which it is informed pursuant to Section 9.1.4 above, the prosecution will be conducted using counsel approved by the Joint Steering Committee, and no settlement, consent judgment or other voluntary final disposition of the suit may be entered into by either of the Parties without the consent of the Joint Steering Committee, which consent shall not unreasonably be withheld or delayed. In such event, the Costs of any settlement activities, prosecution or settlement will be considered Development Costs if incurred during the Development Phase of any Licensed Product, and Costs of Goods Sold if incurred thereafter. Any recoveries, damages or other revenues derived from such settlement or action will, after sharing with MGH as provided in the MGH License, be treated as Net Sales. Subject to the provisions of the MGH License, the Joint Steering Committee will determine which Party will prosecute said infringement in the Field unless both Parties agree it is in their best interest hereunder not to prosecute such action. If the Joint Committee cannot agree as to whether to prosecute an alleged infringement in the Field, the issue shall not be subject to dispute resolution pursuant to Section 14.6, but shall be resolved by not prosecuting the alleged infringement unless EPIX desires to prosecute the alleged infringement, in which case EPIX shall have the right to prosecute the alleged infringement in the Field in its sole discretion and at its sole expense. In the event that EPIX is successful in prosecuting any such infringement in the Field in its sole discretion, any recovery will belong to EPIX.

                  9.1.6. DECLARATORY ACTIONS. In the event that a declaratory judgment action alleging invalidity or non-infringement in the Field of any of the MGH Patent Rights in the Territory shall be brought against either Party, the Party against which such action is brought shall notify the other Party and MGH in writing, and the Parties shall consult concerning the action to be taken. MGH, at its option, shall have the right within thirty (30) days after commencement of such action to intervene and take over the sole defense of the action at its expense. If MGH does not exercise the said option, the Parties shall have the right, within sixty (60) days after commencement of such action, to intervene, take over and duly prosecute the sole defense of the action. No settlement, consent judgment or other voluntary final disposition of the action may be entered into by the Parties without the consent of the Joint Steering Committee. The Costs of such defense will be considered Development Costs if incurred during the Development Phase of any Licensed Product and Costs of Goods Sold if incurred thereafter. If the Parties are unable to agree as to whether to intervene, the issue shall not be subject to dispute resolution pursuant to
Section 14.6, but instead the Party seeking to intervene shall have the right to do so at its sole expense, and recoveries (if any) shall belong to such Party.

         9.2. FILING, PROSECUTION, MAINTENANCE, ENFORCEMENT AND DEFENSE OF THE EPIX PATENT RIGHTS.

                  9.2.1. PROSECUTION AND MAINTENANCE. EPIX shall be responsible for the filing, prosecution and maintenance of the EPIX Patent Rights in the Territory in its own name and at its own expense, keeping Schering informed.

                  9.2.2. ABANDONMENT; FAILURE TO PAY. EPIX agrees that it will not abandon the prosecution of any commercially viable patent application included within the EPIX Patent Rights, except in favor of another patent filing of EPIX, nor shall it fail to make any payment or fail to take any other action necessary to maintain any commercially viable patent under the EPIX Patent Rights.

                  9.2.3. INFRINGEMENT BY OTHERS; PROSECUTION UNDER THE DIRECTION OF THE JOINT STEERING Committee. EPIX and Schering shall each promptly notify the other in writing of any alleged or threatened infringement in the Field of patents or patent applications included in the EPIX Patent Rights licensed hereunder to Schering of which they become aware, and the Joint Steering Committee shall consider the action to be taken. In the event that the Joint Steering Committee elects to prosecute said infringement in the Field, it will determine which Party shall do so using counsel selected by such Party and approved by the Joint Steering Committee, such approval not to be unreasonably withheld or delayed. No settlement, consent judgment or other voluntary final disposition of the infringement or suit may be entered into by either of the Parties without the consent of the Joint Steering Committee, such consent not to be unreasonably withheld or delayed. The Costs of any settlement activities, prosecution or settlement will be considered Development Costs if incurred during the Development Phase of any Licensed Product and Costs of Goods Sold if incurred thereafter. Any recoveries, damages or other revenues derived from such settlement or action will be treated as Net Sales. If the Joint Committee cannot agree as to whether to prosecute an alleged infringement in the Field, the issue shall not be subject to dispute resolution pursuant to Section 14.6, but shall be resolved by not prosecuting the alleged infringement unless EPIX desires to prosecute the alleged infringement, in which case EPIX shall have the right to prosecute the alleged infringement in its sole discretion and at its sole expense, and if EPIX is successful in prosecuting any such infringement in its sole discretion, any recovery will belong to EPIX.

                  9.2.4. DECLARATORY ACTIONS. In the event that a declaratory judgment action alleging invalidity or non-infringement in the Field of any of the EPIX Patent Rights in the Territory shall be brought against either Party, the Party against which such action is brought shall notify the other Party in writing. The Party against which such action is brought will defend said action using counsel selected by it and approved by the Joint Steering Committee, such approval not to be unreasonably withheld or delayed. No settlement, consent judgment or other voluntary final disposition of the action may be entered into by the Parties without the consent of the Joint Steering Committee, such consent not to be unreasonably withheld or delayed; PROVIDED, THAT, if the Party against whom the action is brought is Schering, then Schering shall have the right in its sole discretion to turn over the defense of the action to EPIX (if necessary such defense to be conducted by EPIX in the name of Schering). The Costs of any defense under this Section 9.2 will be considered Development Costs if incurred during the Development Phase of a Licensed Product and Costs of Goods Sold if incurred thereafter. Any dispute arising under this Section shall not be subject to dispute resolution pursuant to Section 14.6, but instead shall be resolved by EPIX in its sole discretion.

         9.3. FILING, PROSECUTION, MAINTENANCE, ENFORCEMENT AND DEFENSE OF THE SCHERING PATENT RIGHTS.

                  9.3.1. PROSECUTION AND MAINTENANCE OF SCHERING PATENT RIGHTS. Schering shall be responsible for the filing, prosecution and maintenance of the Schering Patent Rights at its own expense, keeping EPIX informed, PROVIDED, THAT, in the case of any Schering Patent Right covering Schering Program Technology which is a process, method, use, modification, derivative or formulation of Compound MS-325, Schering shall seek the guidance and contributions of EPIX with respect to the prosecution strategy and the drafting of patent applications and responses to the United States and foreign patent offices regarding such Schering Patent Rights, and shall provide EPIX with copies of all communications to and from the United States and foreign patent offices within a reasonable time frame to permit EPIX to make meaningful contributions to such filings or communications.

                  9.3.2. ABANDONMENT; FAILURE TO PAY. Schering agrees that it will not abandon the prosecution of any commercially viable patent application included within the Schering Patent Rights, except in favor of another patent filing of Schering, nor shall it fail to make any payment or fail to take any other action necessary to maintain any commercially viable patent under the Schering Patent Rights.

                  9.3.3. INFRINGEMENT BY OTHERS; PROSECUTION UNDER THE DIRECTION OF THE JOINT STEERING Committee. EPIX and Schering shall each promptly notify the other in writing of any alleged or threatened infringement in the Field of patents or patent applications included in the Schering Patent Rights of which they become aware, and the Joint Steering Committee shall consider the action to be taken. In the event that the Joint Steering Committee elects to prosecute said infringement in the Field, it will determine which Party will do so using counsel selected by such Party and approved by the Joint Steering Committee, such approval not to be unreasonably withheld or delayed. No settlement, consent judgment or other voluntary final disposition of the suit may be entered into by either of the Parties without the consent of the Joint Steering Committee. The Costs of any settlement activities, prosecution or settlement will be considered Development Costs if incurred during the Development Phase of any Licensed Product and Cost of Goods Sold if incurred thereafter. Any recoveries, damages or other revenues derived from such settlement or action will be treated as Net Sales. If the Joint Steering Committee cannot agree as to whether to prosecute an alleged infringement in the Field, the issue shall not be subject to dispute resolution pursuant to Section 14.6, but shall be resolved by not prosecuting the alleged infringement unless Schering desires to prosecute the alleged infringement, in which case Schering shall have the right to prosecute the alleged infringement in its sole discretion and at its sole expense, and if Schering is successful in prosecuting such infringement in its sole discretion, any recovery shall belong to Schering. In the event that Schering is successful in prosecuting any such infringement in its sole discretion, any recovery will belong to Schering. The foregoing notwithstanding, if Schering determines not to prosecute an alleged infringement of the Schering Patent Rights covering Schering Program Technology which is a process, method, use, modification, derivative or formulation of Compound MS-325, then EPIX shall have the right to prosecute the alleged infringement in its sole discretion and at its sole expense, and if EPIX is successful in prosecuting such infringement, any recovery will belong to EPIX.

                  9.3.4. DECLARATORY ACTIONS. In the event that a declaratory judgment action alleging invalidity or non-infringement in the Field of any of the Schering Patent Rights in the Territory shall be brought against either Party, the Party against which such action is brought shall notify the other Party in writing. The Party against which such action is brought will defend said action using counsel selected by it and approved by the Joint Steering Committee, such approval not to be unreasonably withheld or delayed. No settlement, consent judgment or other voluntary final disposition of the action may be entered into by either of the Parties without the consent of the Joint Steering Committee, such consent not to be unreasonably withheld or delayed; PROVIDED, THAT, if the Party against whom the action is brought is EPIX, then EPIX shall have the right in its sole discretion to turn over the defense of the action to Schering (if necessary such defense to be conducted by Schering in the name of EPIX). The Costs of any defense under this Section 9.3 will be considered Development Costs if incurred during the Development Phase of a Licensed Product and Costs of Goods Sold if incurred thereafter. Any dispute arising under this Section shall not be subject to dispute resolution pursuant to Section 14.6, but instead shall be resolved by Schering in its sole discretion, except that if such dispute relates to Schering Program Technology which is a process, method, use, modification, derivative or formulation of Compound MS-325, then such dispute shall be resolved by EPIX it its sole discretion.

         9.4.     PROGRAM TECHNOLOGY.

                  9.4.1. Each Party shall keep the other informed of any inventions or discoveries, whether or not patentable, made or invented in the course of performing activities under this Agreement and, in the case of Schering, Schering shall also keep EPIX informed of any inventions or discoveries, whether or not patentable, made or invented in the course of performing activities pursuant to the Manufacturing Agreement and relating to Compound MS-325 and/or Licensed Products (hereafter "Program Technology").

                  9.4.2. Program Technology, together with any intellectual property rights therein, made or invented solely by employees or others acting on behalf of Schering shall be owned solely by Schering, and shall be included within Schering Technology and Schering Patent Rights hereunder ("Schering Program Technology"). Program Technology, together with any intellectual property rights therein, made solely by employees or others acting on behalf of EPIX shall be owned solely by EPIX and shall be included within the EPIX Technology and EPIX Patent Rights hereunder ("EPIX Program Technology). Program Technology, together with any intellectual property rights therein, made or invented jointly by employees or others acting on behalf of EPIX together with employees or others acting on behalf of Schering (hereinafter "Joint Program Technology") shall be owned jointly by EPIX and Schering and the intellectual property rights therein shall be known as Joint Patent Rights. Inventorship shall be determined based on the patent laws of the United States. The law of joint ownership of inventions in the United States shall apply to any Joint Program Technology and the corresponding Joint Patent Rights outside the United States.

         9.5. FILING, PROSECUTION, MAINTENANCE, ENFORCEMENT AND DEFENSE OF PATENT RIGHTS COVERING SCHERING PROGRAM TECHNOLOGY AND EPIX PROGRAM TECHNOLOGY.

                  9.5.1. The rights and obligations of the Parties with respect to the preparation, filing, prosecution, maintenance, enforcement and defense of the Schering Patent Rights covering Schering Program Technology are set forth in
Section 9.3 hereof.

                  9.5.2. Schering hereby grants to EPIX a non-exclusive, world-wide, fully-paid, irrevocable right and license, including the right to grant sublicenses, under its interest in any Schering Program Technology which Schering Program Technology is a process, method, use, modification, derivative or formulation of Compound MS-325, and the Schering Patent Rights covering such Schering Program Technology, to make, use, offer for sale, sell import and export products.

                  9.5.3. The rights and obligations of the Parties with respect to the preparation, filing, prosecution, maintenance, enforcement and defense of patent applications and patents within the EPIX Patent Rights covering EPIX Program Technology are set forth in Section 9.2 hereof.

         9.6. FILING, PROSECUTION, MAINTENANCE, ENFORCEMENT AND DEFENSE OF THE JOINT PATENT RIGHTS.

                  9.6.1.   PROSECUTION AND MAINTENANCE.

                  (a) Schering and EPIX will mutually agree on whether to prepare, file, prosecute and maintain patent applications and/or patents covering Joint Program Technology ("Joint Patent Rights"). In each case where the Parties determine to pursue Joint Patent Rights, the Parties shall select a mutually agreeable, independent, external patent counsel (hereinafter "Patent Counsel") responsible for the preparation, filing, prosecution and/or maintenance of the Joint Patent Rights. Such Patent Counsel shall (i) have the legal and technical qualifications necessary to conduct the preparation, filing, prosecution and maintenance of the Joint Patent Rights, as the case may be, and (ii) shall be retained jointly by Schering and EPIX and shall be obligated to represent the interests of both Schering and EPIX equally and without prejudice to either Party. Except as otherwise provided herein, all Costs related to the filing, prosecution and maintenance of the Joint Patent Rights shall be considered Development Costs if incurred during the Development Phase of a Licensed Product, and Costs of Goods Sold if incurred thereafter.

                  (b) In the course of carrying out the preparation, filing, prosecution and maintenance of the Joint Patent Rights, the Patent Counsel shall keep EPIX and Schering apprised of the status of all patent applications and patents comprising the Joint Patent Rights which are the subject of such activities, shall seek the guidance and contributions of both Parties with respect to prosecution strategy, the drafting of patent applications and responses to the United States and foreign patent offices regarding the Joint Patent Rights, and shall provide both Schering and EPIX with copies of all communications to and from the United States and foreign patent offices within a reasonable time frame to permit EPIX and Schering to make meaningful contributions to such filings or communications. The foregoing notwithstanding, the Parties agree that the Patent Counsel will take instructions from EPIX with respect to Joint Patent Rights covering Joint Program Technology relating to a process, method, use, modification, derivative or formulation of Compound MS-325; PROVIDED, HOWEVER, that such instructions will be discussed in advance with Schering, and if Schering reasonably concludes that the legal work to be undertaken will not provide commercially viable protection for a Licensed Product being developed by or marketed by Schering, then Schering shall have no obligation to share in the Costs of such legal work.

                  (c) If, during the Term of this Agreement, a Party does not wish to continue with the preparation, filing, prosecution or maintenance of any Joint Patent Right, or if Schering does not wish to share the Costs of legal work as described in Section 9.6.1(b) above, the relevant Party shall notify the other Party of such intention at least sixty (60) days prior to the date upon which such right shall lapse or become abandoned, or upon which the next response to the applicable patent office is due to be filed, and the other Party shall thereupon have the right, but not the obligation, to assume sole responsibility for the prosecution, maintenance and defense of such Joint Patent Right, including all prospective expenses related thereto. In such event, the uninterested Party shall assign its entire right title and interest in the relevant Joint Patent Rights to the other Party, and the assigning Party shall no longer have any rights under the relevant Joint Patent Right.

                  (d) The Parties agree to use reasonable commercial efforts to ensure that any Joint Patent Right filed outside of the United States prior to a filing in the United States will be in a form sufficient to establish the date of original filing as a priority date for the purposes of a subsequent filing in the United States. The Parties agree to use reasonable commercial efforts to ensure that any Joint Patent Right filed in the United States prior to filings outside of the United States will be in a form sufficient to establish the date of original filing as a priority date for the purpose of a subsequent filing in any contracting state of the Paris Convention.

                  (e) Except as otherwise permitted under this Agreement, neither Party shall grant any Third Party a license under any Joint Patent Right without the prior written consent of the other Party, such consent not to be unreasonably withheld or delayed.

                  9.6.2. INFRINGEMENT BY OTHERS OF THE JOINT PATENT RIGHTS; PROSECUTION UNDER THE DIRECTION OF THE JOINT STEERING COMMITTEE. EPIX and Schering shall each promptly notify the other in writing of any alleged or threatened infringement of patents or patent applications included in the Joint Patent Rights of which they become aware, and the Joint Steering Committee shall consider the action to be taken. In the event that the Joint Steering Committee elects to prosecute said infringement, it will determine which Party shall do so using counsel selected by such Party and approved by the Joint Steering Committee, such approval not to be unreasonably withheld or delayed. No settlement, consent judgment or other voluntary final disposition of the infringement or suit may be entered into by either of the Parties without the consent of the Joint Steering Committee, such consent not to be unreasonably withheld or delayed. The Costs of any settlement activities, prosecution or settlement will be considered Development Costs if incurred during the Development Phase of any Licensed Product and Costs of Goods Sold if incurred thereafter. Any recoveries, damages or other revenue derived from such settlement or action will be treated as Net Sales. If the Joint Committee cannot agree as to whether to prosecute an alleged infringement of the Joint Patent Rights the issue shall not be subject to dispute resolution pursuant to Section 14.6, but shall be resolved by not prosecuting the alleged infringement unless one Party wishes to prosecute the alleged infringement alone, in which case such Party shall have the right to prosecute the alleged infringement in its sole discretion and at its sole expense, and if such Party is successful in prosecuting any such infringement in its sole discretion, any recovery will belong to that Party.

                  9.6.3. DECLARATORY ACTIONS. In the event that a declaratory judgment action alleging invalidity or non-infringement of the Joint Patent Rights shall be brought against either Party, the Party against which such action is brought shall notify the other Party in writing. The Party against which such action is brought will defend said action using counsel selected by it and approved by the Joint Steering Committee, such approval not to be unreasonably withheld or delayed. No settlement, consent judgment or other voluntary final disposition of the action may be entered into by the Parties without the consent of the Joint Steering Committee, such consent not to be unreasonably withheld or delayed. The Costs of any defense under this Section
9.6.3 will be considered Development Costs if incurred during the Development Phase of a Licensed Product and Costs of Goods Sold if incurred thereafter.

         9.7. INFRINGEMENT ACTION AGAINST EITHER PARTY. In the event that a suit or action is threatened or brought against either Party alleging infringement of any Third Party patent right as a result of the exercise of such Party's rights under Article 3, such Party shall so notify the Joint Steering Committee. The Joint Steering Committee shall determine an appropriate response to such actual or threatened action, and if applicable which Party will defend said action, using counsel selected by such Party and approved by the Joint Steering Committee, such approval not to be unreasonably withheld or delayed. No settlement, consent judgment or other voluntary final disposition of the threatened or actual action may be entered into by either Party without the consent of the Joint Steering Committee. If the Party against whom the action is brought is Schering, and such action relates to the practice by Schering of the EPIX Patent Rights or the MGH Patent Rights, then notwithstanding a contrary decision of the Joint Steering Committee, Schering shall have the right in its sole discretion to turn over the defense of the action to EPIX (if necessary such defense to be conducted by EPIX in the name of Schering). The Costs of the defense of any matters relating to a threatened or actual action falling under this Section 9.7 shall be considered Development Costs if incurred during the Development Phase of any Licensed Product and Costs of Goods Sold if incurred thereafter.

         9.8.     COOPERATION.

                  9.8.1. Each Party shall maintain records sufficient to identify and document all EPIX Technology, Schering Technology and Program Technology (as applicable) and the corresponding EPIX Patent Rights, Schering Patent Rights and Joint Patent Rights.

                  9.8.2. Each Party shall make available to the other Party (or to the other Party's authorized attorneys, agents or representatives), its employees, agents or consultants (at the former Party's reasonable expense) to the extent reasonably necessary or appropriate to enable the appropriate Party to file, prosecute and maintain patent applications and resulting patents which are the subject of this Article 9 for periods of time reasonably sufficient for such Party to obtain the assistance it needs from such personnel. Where appropriate, each Party shall sign or cause to have signed all documents relating to said patent applications or patents at no charge to the other Party. In addition, each of the Parties will execute or have executed by its appropriate employees, representatives, agents, and contractors such documents as may be necessary to file, obtain, perfect and maintain the EPIX Patent Rights, Schering Patent Rights or Joint Patent Rights, as the case may be, and cooperate with the other Party so far as is reasonably necessary with respect to furnishing all information and data in its possession reasonably necessary or useful to prepare, file, obtain, perfect and maintain the EPIX Patent Rights, the Schering Patent Rights and the Joint Patent Rights, as the case may be.

                  9.8.3. In any settlement activities or suit either Party may institute to enforce or defend any patent rights which are the subject of this
Article 9, or in which either Party defends claims of infringement of Third Party patents as provided in Section 9.7 above, the other Party hereto shall, at the request of the Party conducting such settlement activities or initiating or defending such suit, cooperate in all respects and, to the extent possible, have its employees testify when requested and make available relevant records, papers, information, samples and the like. In addition, the Parties will execute or have executed by its appropriate employees, representatives, agents, and contractors such documents as may be necessary to enforce or defend any such patent rights or to defend any suit or action under Section 9.7 above, and cooperate with the other Party so far as is reasonably necessary with respect to furnishing all information and data in its possession reasonably necessary to conduct such settlement activities, enforcement actions or defense.


                           ARTICLE 10. CONFIDENTIALITY

         10.1.    NONDISCLOSURE OBLIGATIONS.

                  10.1.1. GENERAL. Except as otherwise provided in this Article 10, during the term of this Agreement and for a period of ten (10) years thereafter, both Parties shall maintain in confidence and use only for purposes specifically authorized under this Agreement (i) information and data received from the other Party resulting from or related to the development of Compound MS-325 and the Licensed Products and (ii) all information and data not described in clause (i) but supplied by the other Party under this Agreement marked "Confidential." For purposes of this Article 10, information and data described in clause (i) or (ii) shall be referred to as "Information."

                  10.1.2. LIMITATIONS. To the extent it is reasonably necessary or appropriate to fulfil its obligations or exercise its rights under this Agreement, a Party may disclose Information it is otherwise obligated under this
Section 10.1 not to disclose to its Affiliates, sublicensees, consultants, outside contractors and clinical investigators, on a need-to-know basis on condition that such entities or persons enter into written agreements to keep the Information confidential for the same time periods and to the same extent as such Party is required to keep the Information confidential. In addition a Party or its Affiliates or sublicensees may disclose such Information to government or other regulatory authorities to the extent that such disclosure is reasonably necessary to obtain patents or authorizations to conduct clinical trials of, and to commercially market, Compound MS-325 and Licensed Products. For the avoidance of doubt, the Parties state that nothing in this Agreement shall preclude Schering or EPIX, without the need for prior approval from the other Party, from disclosing preclinical or clinical data or the contents or preclinical or clinical study reports derived from studies of Licensed Products to advertising agencies, marketing research consultants, customers, healthcare professionals, consumers or regulatory agencies as part of its routine advertising or promotional activities or medical education, professional services, adverse event investigation and reporting, or quality or complaint investigation and reporting functions, or from including such data or information from such reports in advertising or promotional materials for the purpose of inducing sales of such Licensed Products.

         The obligation not to disclose Information shall not apply to any part of such Information that: (i) is or becomes part of the public domain other than by unauthorized acts of the Party obligated not to disclose such Information or those of its Affiliates or sublicensees; (ii) can be shown by competent evidence to have been disclosed to the receiving Party or its Affiliates or sublicensees by a Third Party, PROVIDED, THAT such Information was not obtained by such Third Party directly or indirectly from the other Party under this Agreement pursuant to a confidentiality agreement; (iii) can be shown by competent evidence, prior to disclosure under this Agreement, to already have been in the possession of the receiving Party or its Affiliates or sublicensees, PROVIDED, THAT such Information was not obtained directly or indirectly from the other Party under this Agreement pursuant to a confidentiality agreement; (iv) can be shown by competent evidence to have been independently developed by the receiving Party or its Affiliates without breach of any of the provisions of this Agreement; or
(v) is disclosed by the receiving Party pursuant to interrogatories, requests for information or documents, subpoena, civil investigative demand issued by a court or governmental agency or as otherwise required by law; PROVIDED, THAT, the receiving Party notifies the other Party immediately upon receipt thereof so that such other Party (with the cooperation of the receiving Party) can seek a protective order or other order limiting or preventing disclosure; AND PROVIDED, FURTHER, that the disclosing Party furnishes only that portion of the Information which it is advised by counsel is legally required under the circumstances.

         10.2. SAMPLES. Samples of Compound MS-325, and/or any Additional Compound provided by either Party to the other Party in connection with this Agreement shall not be supplied or sent by either Party to any Third Party, other than to regulatory agencies, except pursuant to a written materials transfer and/or confidentiality agreement in a form typical of that utilized by the appropriate Party in its ordinary and normal course of business.

         10.3. TERMS OF THIS AGREEMENT. Except as provided in Section 10.3 hereof, EPIX and Schering each agree not to disclose any terms or conditions of this Agreement to any Third Party without the prior written consent of the other Party, except as required by applicable law. If either Party determines that it is required to file this Agreement with the Securities and Exchange Commission or other governmental agency for any reason, such Party shall request confidential treatment of such portions of this Agreement as the Parties shall together determine is appropriate. Notwithstanding the foregoing, prior to execution of this Agreement, EPIX and Schering have agreed upon the substance of information that can be used as a routine reference in the usual course of business to describe the terms of this transaction, and EPIX and Schering may disclose such information, as modified by mutual agreement from time to time, without the other Party's consent as may be necessary from time to time. The Parties agree that this Agreement may be disclosed to Mallinckrodt.

         10.4.    PUBLICATIONS.

                  10.4.1. PROCEDURE. Each Party recognizes the mutual interest in obtaining patent protection for inventions which arise under this Agreement. In the event that either Party, its employees or consultants or any other Third Party under contract to such Party wishes to make a publication (including any oral disclosure made without obligation of confidentiality) relating to work performed under this Agreement (the "Publishing Party"), such Party shall transmit to the other Party (the "Reviewing Party") a copy of the proposed written publication at least forty-five (45) days prior to submission for publication, or an abstract of such oral disclosure at least thirty (30) days prior to submission of the abstract or the oral disclosure, whichever is earlier. The Reviewing Party shall have the right (a) to propose modifications to the publication for patent reasons, (b) to request a delay in publication or presentation in order to protect patentable information, or (c) to request that the information be maintained as a trade secret.

                  10.4.2. MODIFICATIONS; DELAY; RESOLUTION. If the Reviewing Party requests a modification to the publication for patent reasons, the proposed publication shall not be submitted until the Parties have agreed to appropriate modifications. If the Reviewing Party requests a delay as described in Section 10.4.1(b), the Publishing Party shall delay submission or presentation of the publication for a period of ninety (90) days to enable patent applications protecting each Party's rights in such information to be filed. If the Reviewing Party requests that information be maintained as a trade secret, the proposed publication shall not be disclosed until such information is deleted therefrom.

         10.5. INJUNCTIVE RELIEF. The Parties hereto understand and agree that remedies at law may be inadequate to protect against any breach of any of the provisions of this Article 10 by either Party or their employees, agents, officers or directors or any other person acting in concert with it or on its behalf. Accordingly, each Party shall be entitled to the granting of injunctive relief or other equitable relief by a court of competent jurisdiction against any action that constitutes any such breach of this Article 10, in addition to any monetary damages to which a Party may be entitled.


                   ARTICLE 11. REPRESENTATIONS AND WARRANTIES

         11.1. REPRESENTATIONS AND WARRANTIES OF EPIX.

         EPIX warrants and represents that:

                  (i) as of the Effective Date the MGH License is in full force and effect; prior to the Effective Date EPIX has provided Schering with an accurate and complete copy of the MGH License, including all amendments thereto and documents incorporated therein by reference.;

                  (ii) as of the Effective Date, EPIX has not received any notice from MGH that EPIX is in breach of the MGH License;

                  (iii) during the term of the Agreement, EPIX will not amend the MGH License in a manner that materially and adversely affects Schering's rights or obligations under this Agreement without the prior written consent of Schering such consent not to be unreasonably withheld or delayed;

                  (iv) during the term of this Agreement, EPIX will make all payments and perform all obligations required by the MGH License when due;

                  (v) nothing in this Agreement shall be construed as a warranty or representation by EPIX as to the validity or scope of any EPIX Technology or Patent Rights or that the exercise of the Patent Rights will not infringe upon the rights of any Third Party;

                  (vi) EXHIBITS B and D list all Patent Rights owned or controlled by EPIX which are relevant to the manufacture, use and sale of Compound MS-325 and its corresponding Licensed Products in the Territory as of the Effective Date. To EPIX's actual knowledge, each of the Patent Rights set forth on EXHIBIT B and D is properly issued and is not invalid for reasons of fraud or inequitable conduct and EPIX is not aware of any facts or circumstances that would form the basis for a determination that any of such patents are invalid due to obviousness, overbreadth or for any other reason.;

                  (vii) to its actual knowledge, EPIX has all Third Party licenses or other rights to patents or intellectual property that are required to perform its obligations as contemplated hereunder.;

                  (viii) as of the Effective Date, EPIX has not received any notices of infringement of Third Party patent rights by the manufacture, use or sale of Compound MS-325 or its corresponding Licensed Products;

                  (ix) as of the Effective Date, EPIX has made available to Schering all information in EPIX's possession, under EPIX's control, or of which it is aware, concerning safety, efficacy, side effects, or toxicity of Compound MS-325 and its corresponding Licensed Products, associated with any clinical use, studies, investigations, or tests of Compound MS-325 and its corresponding Licensed Products (animal or human), whether or not determined to be attributable to Compound MS-325 or its corresponding Licensed Products;

                  (x) EPIX has conducted or has caused its contractors or consultants to conduct and will in the future conduct, the preclinical and clinical studies of Compound MS-325 and its corresponding Licensed Products, in all material respects in accordance with applicable United States law, published standards of the FDA and EMEA, and regulatory standards applicable to the conduct of studies in the United States and the EU, including without limitation, for the United States, good laboratories practices regulations, good manufacturing practices regulations, and good clinical practices guidelines; and

                  (xi) EPIX has not employed (and, to its actual knowledge, has not used a contractor or consultant that has employed) and in the future, to its actual knowledge, will not employ (or, to the best of its knowledge, use any contractor or consultant that employs) any individual or entity debarred by the FDA (or subject to a similar sanction of EMEA), or, to the actual knowledge of EPIX, any individual who or entity which is the subject of an FDA debarment investigation or proceeding (or similar proceeding of EMEA), in the conduct of the preclinical or clinical studies of Compound MS-325 or its corresponding Licensed Products.


                  (xii) Notwithstanding anything to the contrary contained herein, Schering acknowledges that EPIX has granted to Mallinckrodt a security interest in the Patent Rights, EPIX technology and other intellectual property assets pursuant to the terms of that certain Security Agreement dated October 21, 1999 between EPIX and Mallinckrodt.


         11.2.    REPRESENTATIONS AND WARRANTIES OF SCHERING.

                  (i) Nothing in this Agreement shall be construed as a warranty or representation by Schering as to the validity or scope of any Schering Technology or Schering Patent Rights or that the exercise of the Schering Patent Rights will not infringe upon the rights of any Third Party;

                  (ii) EXHIBIT C Lists all of the Schering Patent Rights owned or controlled by Schering which are relevant to the manufacture, use and sale of Compound MS-325 and its corresponding Licensed Products in the Territory as of the Effective Date. To Schering's actual knowledge, each of the Schering Patent Rights set forth on EXHIBIT C is properly issued and is not invalid for reasons of fraud or inequitable conduct and Schering is not aware of any facts or circumstances that would form the basis for a determination that any of such patents are invalid due to obviousness, overbreadth or for any other reason; and

                  (iii) to its actual knowledge, Schering has all Third Party licenses or other rights to patents or intellectual property that are required to perform its obligations as contemplated hereunder.

                              ARTICLE 12. INDEMNITY

         12.1. CLAIM. For purposes of Article 12 "Claim" shall mean any and all Third Party suits, actions, claims, demands, liabilities, expenses, and/or losses, including without limitation reasonable attorneys fees, based upon, arising in connection with, or resulting from the development, clinical study in humans, or commercialization of Compound MS-325 or Licensed Products, but excluding any suits, actions, claims, demands, liabilities, expenses, and/or losses based upon, arising in connection with, or resulting from infringement of the intellectual property rights (including without limitation patent rights) of any Third Party or Third Parties.

         12.2. SCHERING INDEMNITY OBLIGATIONS. Subject to the provisions of Sections 12.3 and 12.4, Schering agrees to defend, indemnify and hold EPIX, its Affiliates and their respective directors, officers, employees and agents harmless from all Claims against EPIX, its Affiliates or their respective directors, officers, employees or agents solely based upon, arising in connection with or resulting from (a) actual or asserted violations of any applicable law or regulation by Schering, its Affiliates, sublicensees, Third Party manufacturer (other than Mallinckrodt), or agents by virtue of which the Licensed Product developed, distributed or sold by Schering shall be alleged or determined to be adulterated, misbranded, mislabeled or otherwise not in compliance with such applicable law or regulation; (b) any negligent or willful or intentional act or omission to act by Schering, its Affiliates, sublicensees, Third Party manufacturer (other than Mallinckrodt), or agents in any manner in connection with performance hereunder; or (c) the breach of any representation or warranty of Schering in this Agreement. Schering also agrees to defend, indemnify and hold EPIX, its Affiliates and their respective directors, officers, employees and agents harmless from all Claims against EPIX, its Affiliates or other respective directors, officers, employees or agents based upon, arising in connection with or resulting from (a) actual or asserted violations of applicable law or regulation by Mallinckrodt by virtue of which the Licensed Product shall be alleged or determined to be adulterated, mishandled, mislabeled or otherwise not in material compliance with such applicable law or regulation; or (b) any negligent or willful or intentional act or omission to act by Mallinckrodt, in any manner in connection with performance under the Manufacturing Agreement; PROVIDED, THAT Schering shall have no obligation to indemnify EPIX pursuant to this Section 12.2 for any Claim described in this sentence unless Schering is indemnified with regard to such Claim by Mallinckrodt pursuant to the Manufacturing Agreement.

         12.3. EPIX INDEMNITY OBLIGATIONS. Subject to the provisions of Sections
12.2 and 12.4, EPIX agrees to defend, indemnify and hold Schering, its Affiliates and their respective directors, officers, employees and agents harmless from all Claims against Schering, its Affiliates or their respective directors, officers, employees or agents solely based upon, arising in connection with or resulting from (a) actual or asserted violations of any applicable law or regulation by EPIX, its Affiliates, or sublicensees by virtue of which the Licensed Product developed, distributed or sold by EPIX shall be alleged or determined to be adulterated, misbranded, mislabeled or otherwise not in compliance with such applicable law or regulation; (b) any negligent or willful or intentional act or omission to act by EPIX, its Affiliates or agents in any manner in connection with performance hereunder; or (c) the breach of any representation or warranty of EPIX in this Agreement .


         12.4. PROCEDURE. A Party or any of its Affiliates (the "Indemnitee") that intends to claim indemnification under this Sections 12.2 or 12.3 shall promptly notify the other Party (the "Indemnitor") of the Claim in respect of which the Indemnitee intends to claim such indemnification, and the Indemnitor shall assume the defense thereof with counsel mutually satisfactory to the Parties; PROVIDED, HOWEVER, that an Indemnitee shall have the right to retain its own counsel, with the fees and expenses to be paid by the Indemnitor, if representation of such Indemnitee by the counsel retained by the Indemnitor, in the opinion of an independent counsel chosen by the Joint Steering Committee which counsel has not represented either Party, would be inappropriate due to actual or potential differing interests between such Indemnitee and any other Party represented by such counsel in such proceedings. An Indemnitee shall not be entitled to indemnification under Sections 12.2 or 12.3 if any settlement or compromise of a Claim is effected by the Indemnitee without the consent of the Indemnitor, which consent shall not be unreasonably withheld or delayed. The failure to deliver notice to the Indemnitor within a reasonable time after notice of a Claim, if prejudicial to its ability to defend such action, shall relieve such Indemnitor of any liability to the Indemnitee under this Sections
12.2 or 12.3. The Indemnitee under Sections 12.2 or 12.3, its employees and agents (and those of any indemnified Affiliates or other Indemnitees), shall cooperate fully with the Indemnitor and its legal representatives in the investigation and defense of the Claim covered by this indemnification. Any Costs paid by an Indemnitor shall be without prejudice to the Indemnitor's right to contest the Indemnitee's right to be indemnified, and subject to refund in the event that the Indemnitor is ultimately held not to be obligated to indemnify the Indemnitee.


         12.5. GENERAL LIABILITY. (a) Schering and EPIX understand and agree that, because of the nature of the collaborative effort set forth in this Agreement, should any Claims be asserted against either or both of them or any of their Affiliates, agents, sublicensees or distributors that are not within the indemnity undertakings of either Schering or EPIX in Sections 12.2 or 12.3, the Parties will cooperate to ensure that such Claims are defended, settled and compromised in a manner that best protects the interests of both Parties hereunder. The Party that first becomes aware of the Claim shall promptly notify the other Party, and provide the other Party with all available documents and other information relating to the Claim. The Parties will select one of them to be primarily responsible for the defense of the Claim. If the Parties are unable to agree as to which of them will be primarily responsible, then EPIX shall be primarily responsible if the Claim relates to the use of a Licensed Product in a clinical study, and Schering shall be primarily responsible if the Claim relates to a marketed Licensed Product in the country in which the Claim arises. The Party primarily responsible for defending such Claim shall select counsel to defend any such Claim, and will have the daily responsibility for managing the defense of such Claim, keeping the other Party informed of any developments, issues or decisions that arise as a consequence of such Claim. If the law firm managing the defense of the Claim so advises, the Parties will enter into a joint defense agreement.

         (b) The Party primarily responsible for the defense of the Claim pursuant to this Section 12.5 shall be responsible, insofar as possible, for controlling the costs of defense. The Party primarily responsible for the defense of the Claim shall review the invoices of the law firm defending the Claim, and shall make such invoices available to the other Party for review before such statements are paid. The Parties shall cooperate fully in the investigation of any Claim covered by this Section 12.5. The Party primarily responsible for the defense of a Claim shall not settle such Claim without the prior consent of the other Party, such consent not to be unreasonably withheld or delayed. Payments of defense firm invoices, other charges relating to the defense of any Claim, and payments of settlements and judgments shall be shared by the Parties and accounted for as follows: (i) if the Claim relates to a Licensed Product that is not yet marketed in the country in which the Claim arises, then the Costs shall be shared and accounted for as Development Costs; and (ii) if the Claim relates to a Licensed Product that is marketed in the country in which the Claim arises, then the Costs shall be considered Costs of Goods Sold.

         12.6. INSURANCE. As the Joint Steering Committee shall determine, the Parties may wish to procure and maintain product liability insurance with responsible carriers in such amounts and with such coverages and deductibles as the Joint Steering Committee may deem appropriate under the circumstances.


                     ARTICLE 13. EXPIRATION AND TERMINATION

         13.1.    THE DEVELOPMENT PHASE.

                  13.1.1. EXPIRATION OF THE DEVELOPMENT PHASE. Unless this Agreement is sooner terminated in accordance with the provisions of this
Article 13, the term of the Development Phase shall expire upon receipt of final marketing approval and all required registration of Licensed Products in all indications mutually agreed upon by the Parties in the United States, the EU and [*]. If after the Development Phase ends for a particular Licensed Product further studies are required (for instance by request of a regulatory agency or because the Parties agree to pursue a new indication), then the Development Phase shall be reopened for such Licensed Product, and shall terminate when such studies are completed.

                  13.1.2. EXISTING OBLIGATIONS. The expiration of the Development Phase shall not relieve the Parties of any obligation that accrued with respect thereto prior to such expiration or termination, nor shall the expiration of the Development Phase relieve either Party of its obligations under this Agreement to share Development Costs incurred after the expiration of the Development Phase.

---------------

* Confidential information omitted and filed with the Commission

         13.2. EXPIRATION OF THIS AGREEMENT. Unless this Agreement is sooner terminated in accordance with the provisions of this Article 13 hereof, this Agreement shall remain in effect for so long as Licensed Products are being sold anywhere in the Territory.

         13.3.    TERMINATION OF THIS AGREEMENT BY EITHER PARTY.

                  13.3.1. This Agreement may be terminated by either Party upon thirty (30) days notice (i) by reason of a material breach (other than as provided in clauses (ii) or (iii) below) if the breaching Party fails to remedy such breach within ninety (90) days after written notice thereof by the non-breaching Party, (ii) if the other Party fails to make any Profit Payment or any other payment of any kind as and when due in accordance with the terms and procedures set forth herein and such failure is not remedied within thirty (30) days after written notice thereof by the nonbreaching Party or (iii) upon bankruptcy, insolvency, dissolution or winding up of the other Party (a "Bankruptcy Event"), except, in the case of a petition in bankruptcy filed involuntarily against a Party, if such petition is dismissed within sixty (60) days of the date of its filing.

                  13.3.2. In the event of a Bankruptcy Event or a material default described in Section 13.3.1 by EPIX (which default is not cured as provided therein), Schering may elect in lieu of terminating this Agreement to declare the license granted to Schering pursuant to this Agreement to be irrevocable. From the date of receipt of notice of such election, EPIX shall have no further rights or obligations under this Agreement, except that EPIX may enforce any financial obligations of Schering arising before or after such election; PROVIDED, THAT, if as a result of such election by Schering any additional Development Expenses and other reasonable Costs are incurred by Schering to commercialize any Licensed Product, such expenses shall be credited against amounts payable by Schering to EPIX pursuant to this Agreement.

                  13.3.3. EPIX shall have the right to terminate this Agreement if Schering's Affiliate Schering Berlin Venture Corporation does not complete the purchase of common stock of EPIX as required by the Stock Purchase Agreement described in Section 2.4 hereof.

         13.4.    TERMINATION OF THIS AGREEMENT BY SCHERING WITHOUT CAUSE.

                  13.4.1. Schering shall have the right to terminate this Agreement without cause at any time, in its entirety or on a Region-by-Region basis, upon six (6) months written notice to EPIX.

                  13.4.2. If Compound MS-325 is still in the Development Phase in the terminated Region or Regions, Schering's obligations with respect to Development Costs as set forth in Section 7.4.2, together with any other obligations of Schering under this Agreement (except as otherwise provided) shall continue for a period of six (6) months after the effective date of such termination.

                  13.4.3. All rights granted to Schering under the Patent Rights and the Joint Patent Rights in the relevant Region shall terminate, and, in the event of termination of this Agreement in its entirety with respect to Compound MS-325, Schering shall return or destroy all tangible manifestations of EPIX's confidential information or technology, at the direction of EPIX. Schering shall continue to have the non-exclusive right to sell Licensed Products for as long as Schering is making payments pursuant to Subsection 13.4.2.

                  13.4.4. Schering shall grant to EPIX an exclusive, worldwide (in the case of worldwide termination by Schering, or if termination by Schering related to one or more Regions but not the entire Territory, then the grant by Schering shall relate only to the terminated Region or Regions), royalty-bearing license, including the right to grant sublicenses, under the Schering Patent Rights and Schering's interest in the Joint Patent Rights to permit EPIX, its strategic partners and/or other sublicensees to develop and have developed, make and have made, use and have used, offer for sale, sell and have sold and import and have imported Compound MS-325.

                  13.4.5. In connection with the license granted to EPIX pursuant to Section 13.4.4. above, EPIX shall pay to Schering a royalty of [ * ] of the Net Sales of Licensed Products covered by a Valid Claim of the Schering Patents in the relevant country, until the expiration or abandonment of all Valid Claims of the relevant Schering Patent in the relevant country, at which time EPIX shall have a fully-paid, irrevocable right and license under the Schering Patent Rights in the relevant country. EPIX shall keep records and permit audits by Schering, and disputes as to payments shall be resolved, as provided in Sections 7.11.1 and 7.11.2.

                  13.4.6. If, subsequent to termination by Schering pursuant to this Section 13.4 EPIX is able to identify and enter into a collaboration agreement with a partner for the commercialization of Compound MS-325 in the terminated Region or Regions, EPIX will reimburse Schering for [ * ] of Schering's share of the Development Costs in the relevant Region from proceeds received from such partner in the applicable Region. For the purposes of calculating Region-specific Development Costs, Development Costs paid by Schering shall be allocated using the following formula: (i) [ * ] for the United States, (ii) [ * ] for Europe, (iii) [ * ] for Japan and [ * ] for the Rest of World. EPIX shall keep records and permit audits by Schering, and disputes as to payments shall be resolved, as provided in Sections 7.11.1 and 7.11.2.

         13.5.    TERMINATION OF THIS AGREEMENT BY EPIX.

                  13.5.1. EPIX shall have the right to terminate this Agreement with respect to Compound MS-325 in the EU at any time after the first anniversary of the Effective Date of this Agreement by ninety (90) days advance written notice to Schering

------------------------
* Confidential information omitted and filed with the Commission if Schering has failed to meet its diligence obligations under Section 5.3 hereof with respect to the regulatory approval of Compound MS-325 in the EU. Such right of termination by EPIX shall expire upon the acceptance for filing of the EU dossier.

                  13.5.2. If EPIX exercises its right to terminate this Agreement in the EU pursuant to Section 13.5.1 above, all rights granted to Schering under the Patent Rights and the Joint Patent Rights in the EU shall terminate.

                  13.5.3. Schering shall grant to EPIX an exclusive, royalty-bearing license, including the right to grant sublicenses, under the Schering Patent Rights AND Schering's interest in the Joint Patent Rights in the EU to permit EPIX, its strategic partners and/or other sublicensees to develop and have developed worldwide; make and have made worldwide; and use and have used, offer for sale, sell and have sold and import and have imported Compound MS-325 in the EU.

                  13.5.4. If EPIX exercises its right to terminate this Agreement pursuant to Section 13.5.1 above, (i) EPIX shall pay Schering a license fee of US $[ * ], (ii) EPIX shall [ * ] (allocated as set forth in
Section 13.4.6), and (iii) EPIX shall pay Schering a royalty of [ * ] on the Net Sales in Europe of Licensed Products covered by a Valid Claim of the Schering Patents covering Compound MS-325. EPIX shall keep records and permit audits by Schering, and disputes as to payments shall be resolved, as set forth in Sections 7.11.1 and 7.11.2.

         13.6.    EFFECT OF EXPIRATION OR TERMINATION OF THIS AGREEMENT.

                  13.6.1. EXISTING OBLIGATIONS; OPTIONS. The expiration or termination of this Agreement for any reason shall not relieve the Parties of any obligation that accrued prior to such expiration or termination. If either Party terminates this Agreement with respect to Compound MS-325 in any Region, both Party's unexpired options under Article 8 hereof shall also terminate as to the relevant Region or Regions.

                  13.6.2. EFFECT OF TERMINATION BY EPIX. In the event that this Agreement is terminated by EPIX pursuant to Section 13.3, EPIX shall be entitled to claim from Schering in a court of competent jurisdiction all damages or other relief which would otherwise be available to EPIX at law or in equity and, in addition, subsections (a)-(c) below shall apply:

                           (a) TERMINATION OF LICENSES. All licenses and rights
granted to Schering hereunder shall terminate;.

                           (b) DISPOSITION OF INVENTORY OF LICENSED PRODUCTS.
(i) Schering may dispose of its inventory of Licensed Products on hand as of the effective date of termination, and may fill any orders for Licensed Products accepted prior to the

------------------------
* Confidential information omitted and filed with the Commission effective date of termination, for a period of twelve (12) months after the effective date of termination and (ii) within thirty (30) days after disposition of such inventory and fulfillment of such orders (and in any event within fourteen (14) months after termination) Schering will forward to EPIX a final report containing the details required by Sections 7.6, 7.7 and 7.8 hereof and pay EPIX all Profit Payments and/or Royalty Payments payable for such period; and

                           (c) ASSIGNMENT OF REGULATORY APPROVALS; CLINICAL
DATA; SCHERING PATENT RIGHTS. Schering shall, (i) to the extent legally permissible, take all additional action reasonably necessary to assign all of its right, title and interest in and transfer possession and control to EPIX of the regulatory filings prepared by Schering, and regulatory approvals received by Schering, to the extent that such filings and approvals relate to the Compound MS-325 or the Additional Compounds identified in Section 8.2, and/or their corresponding Licensed Products, or products contributed by EPIX pursuant to Section 8.4, (ii) deliver to EPIX any and all documents containing data relating to clinical trials of the Compound MS-325 or any Additional Compounds identified in Section 8.2 and/or their corresponding Licensed Products, or products contributed by EPIX pursuant to Section 8.4, and (iii) grant to EPIX a nonexclusive, worldwide, royalty-free license to the Schering Patent Rights relating to the compounds described in this Section 13.6.2(c).

         13.7. EFFECT OF TERMINATION BY SCHERING. In the event that this Agreement is terminated by Schering pursuant to Section 13.3, Schering shall be entitled to claim from EPIX in a court of competent jurisdiction all damages or other relief which would otherwise be available to Schering at law or in equity.

         13.8. SURVIVAL. The provisions of Articles 7 (with respect only to payments accrued at the time of expiration or termination but not yet paid), 9, 10 and 12, Article 13 (as it specifically relates to matters intended to survive expiration or termination, and this Section 13.8), and Section 14.10 shall survive the expiration or termination of this Agreement.


         13.9. MANUFACTURING AGREEMENT. In the event that this Agreement is terminated in its entirety, Schering shall assign its rights and obligations under the Manufacturing Agreement to EPIX, to the extent such assignment is permitted by the terms of the Manufacturing Agreement. In the event this Agreement is terminated as to any Region, Schering shall assign its rights and obligations under the Manufacturing Agreement relating to such terminated Region or Regions to EPIX, to the extent that such assignment is permitted by the terms of the Manufacturing Agreement.


                            ARTICLE 14. MISCELLANEOUS

         14.1. FORCE MAJEURE. Neither Party shall be held liable or responsible to the other Party nor be deemed to have defaulted under or breached this Agreement for failure or delay in fulfilling or performing any term of this Agreement when such failure

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

or delay is caused by or results from causes beyond the reasonable control of the affected Party, including but not limited to fire, floods, embargoes, war, acts of war (whether war is declared or not), insurrections, riots, civil commotions, strikes, lockouts or other labor disturbances, acts of God or acts, omissions or delays in acting by any governmental authority or the other Party; PROVIDED, HOWEVER, that the Party so affected shall use reasonable commercial efforts to avoid or remove such causes of nonperformance, and shall continue performance hereunder with reasonable dispatch whenever such causes are removed. Either Party shall provide the other Party with prompt written notice of any delay or failure to perform that occurs by reason of force majeure. The Parties shall mutually seek a resolution of the delay or the failure to perform as noted above.

         14.2. ASSIGNMENT. This Agreement may not be assigned or otherwise transferred by either Party without the prior written consent of the other Party; PROVIDED, HOWEVER, that either EPIX or Schering may, without such consent, assign its rights and obligations under this agreement (i) to any Affiliate, or (ii) in connection with a merger, consolidation or sale of substantially all of such Party's assets to an unrelated Third Party; PROVIDED, HOWEVER, with respect to this Subsection (ii), that such Party's rights and obligations under this Agreement shall be assumed in writing by its successor in interest in any such transaction and, in the case of EPIX, shall not be transferred separate from all or substantially all of its other business assets, including those business assets that are the subject of this Agreement, and in the case of Schering, shall not be transferred separate from all or substantially all of the other business assets that comprise its diagnostic imaging business, including those business assets that are the subject matter of this Agreement. Any purported assignment in violation of the preceding sentence shall be void. Any permitted assignee shall assume all obligations of its assignor under this Agreement.

         14.3. SEVERABILITY. Each Party hereby agrees that it does not intend, by its execution hereof, to violate any public policy, statutory or common laws, rules, regulations, treaty or decision of any government agency or executive body thereof of any country or community or association of countries. Should one or more provisions of this Agreement be or become invalid, the Parties hereto shall substitute, by mutual consent, valid provisions for such invalid provisions which valid provisions in their economic and other effects are sufficiently similar to the invalid provisions that it can be reasonably assumed that the Parties would have entered into this Agreement with such valid provisions. In case such valid provisions cannot be agreed upon, the invalidity of one or several provisions of this Agreement shall not affect the validity of this Agreement as a whole or the validity of any portions hereof, unless the invalid provisions are of such essential importance to this Agreement that it is to be reasonably assumed that the Parties would not have entered into this Agreement without the invalid provisions.

         14.4. NOTICES. Any consent, notice or report required or permitted to be given or made under this Agreement by one of the Parties hereto to the other shall be in writing,

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

delivered personally or by courier, postage prepaid (where applicable), addressed to such other Party at its address indicated below, or to such other address as the addressee shall have last furnished in writing to the addressor and shall be effective upon receipt by the addressee.

      If to EPIX:             EPIX Medical, Inc.
                              71 Rogers Street
                              Cambridge, Massachusetts 02142-1118
                              Attention:  Chief Executive Officer


      with a copy to:         Mintz Levin, Cohn, Ferris, Glovsky and Popeo, P.C.
                              One Financial Center
                              Boston, Massachusetts 02111
                              Attention:  William T. Whelan, Esq.


      If to Schering:         Schering Aktiengesellschaft
                              13342 Berlin
                              Germany
                              Attention: Head of Diagnostic Imaging SBU

      with a copy to:         Schering Aktiengesellschaft
                              13342 Berlin
                              Germany
                              Attention:  Legal Department


         14.5. APPLICABLE LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to the choice of laws provisions thereof. Any legal action arising under this Agreement shall be instituted in the United States district Court for the Southern District of New York.

         14.6.    DISPUTE RESOLUTION.

                  14.6.1. The Parties hereby agree that they will attempt in good faith to resolve any controversy or claim arising out of or relating to this Agreement promptly by negotiations. If a controversy or claim should arise hereunder, the representatives of the Parties will confer at least once and will attempt to resolve the matter. Except as provided in Article 6 hereof, if the matter has not been resolved within fourteen (14) days of their first meeting, the representatives shall refer the matter to the Chief Executive Officer of EPIX and the Head of the Diagnostic Imaging Strategic Business Unit of Schering. If the matter has not been resolved within thirty (30) days of the first meeting of the Chief Executive Officer of EPIX and the Head of the Diagnostic Imaging Strategic Business Unit of Schering (which period may be extended by mutual agreement), subject to rights to injunctive relief and specific performance, and unless


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

otherwise specifically provided for herein, any controversy or claim arising out of or relating to this Agreement, or the breach thereof, will be settled as set forth in Section 14.6.2.

                  14.6.2. All disputes, controversies or differences which may arise between the Parties out of or in relation to this Agreement or any default or breach thereof may be resolved by arbitration in accordance with the commercial arbitration rules (except as otherwise specified herein) of the American Arbitration Association by three arbitrators, one to be selected by each of the Parties from a list of arbitrators supplied by the American Arbitration Association within thirty days of receipt of such list, and a third to be selected by the first two from such list within a reasonable time. The arbitrators shall be experienced in the subject matter of the arbitration (for example, arbitration of a scientific issue would require appointment of arbitrators with knowledge of the relevant area of science). The arbitration shall take place in New York, New York. Either Party may initiate an arbitration by written notice to the other Party, such notice shall set forth the particulars of the issue to be arbitrated in sufficient detail to permit the Party receiving the notice to conduct an investigation and formulate a position (such notice shall not preclude the Parties from attempting to informally settle their differences). The arbitrators shall select one of their number to serve as presiding arbitrator, with the responsibility for handling administrative matters relating to the arbitration. Within sixty days of written notice to the Parties of the selection of the third arbitrator, each Party shall contemporaneously submit in writing to the presiding arbitrator and the other Party its position for the resolution of the issue that is the subject matter of the arbitration. At the request of either Party, to be submitted to the presiding arbitrator and the other Party within sixty days receipt of the written position of the other Party, the arbitrators shall schedule in-person presentations of the Parties (at which both parties and all three arbitrators shall be present), which may include the presentation of witnesses, oral argument, or both, at the discretion of each of the Parties, and which shall not exceed five hours for each of the Parties. The in-person presentations shall be scheduled by the arbitrators at their convenience and the reasonable convenience of the Parties, but shall be held within ninety and one hundred fifty days of receipt by the presiding arbitrator of the first request for an in-person presentation. If neither Party makes a request for an in person presentation, then the decision of the arbitrators shall be based solely on the written positions of the Parties. The arbitrators shall have the power only to select one of the Party's positions, and the decision of any two of the arbitrators shall be the result of the arbitration. The non-prevailing Party shall bear the costs of the arbitration. The decision resulting from the arbitration provided for herein shall be final and binding on the Parties hereto. Notwithstanding the above, without resort to arbitration in the first instance, either Party has the right to bring suit as set forth in Section 14.5 against the other Party for (i) any breach of such other Party's duties of confidentiality pursuant to Article 10 of this Agreement and (ii) any infringement of its own proprietary rights by the other Party. Judgment upon the arbitrators' award may be entered in any court of competent jurisdiction. The Parties agree not to institute any litigation or proceedings against each


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other in connection with this Agreement unless they have complied with the provisions of this Section 14.6.2, as they may be applicable, unless otherwise provided herein.

         14.7. PUBLIC ANNOUNCEMENTS. The Parties agree that press releases and other announcements to be made by either of them in relation to this Agreement shall be subject to the written consent of the other Party, which consent shall not be unreasonably withheld or delayed, except to the extent that any such press release is required to be made by law and the consent of the other Party is not obtained after reasonable efforts to do so. The Parties will agree to issue a joint press release immediately following the execution of this Agreement, the form and content of which shall be reasonably satisfactory to both Parties.

         14.8. ENTIRE AGREEMENT; AMENDMENT. This Agreement, together with the exhibits hereto, and the letter agreement of June 9, 2000 among Schering, EPIX and Mallinckrodt, the Stock Purchase Agreement between EPIX and Schering's Affiliate Schering Berlin Venture Corporation, and the Standstill Agreement between EPIX and Schering's Affiliate Schering Berlin Venture Corporation, contain the entire understanding of the Parties with respect to the subject matter hereof. All express or implied agreements and understandings, either oral or written, heretofore made are expressly merged in and made a part of this Agreement and the other agreements described in this Section. This Agreement may be amended, or any term hereof modified, only by a written instrument duly executed by both Parties hereto.

         14.9. HEADINGS. The captions to the several Articles and Sections hereof are not a part of this Agreement, but are merely guides or labels to assist in locating and reading the several Articles and Sections hereof.

         14.10. AGREEMENT NOT TO SOLICIT EMPLOYEES. During the term of this Agreement and for a period of two (2) years following the expiration pursuant to
Section 13.2 or termination pursuant to Sections 13.3, 13.4 or 13.5 of this Agreement, EPIX and Schering agree not to seek to persuade or induce any employee of the other company to discontinue his or her employment with that company in order to become employed by or associated with any business, enterprise or effort that is associated with its own business.

         14.11. EXPORTS. The Parties acknowledge that the export of technical data, materials or products is subject to the exporting Party receiving any necessary export licenses and that the Parties cannot be responsible for any delays attributable to export controls which are beyond the reasonable control of either Party. EPIX and Schering agree not to export or re-export, directly or indirectly, any information, technical data, the direct product of such data, samples or equipment received or generated under this Agreement in violation of any applicable export control laws or governmental regulations. EPIX and Schering agree to obtain similar covenants from their licensees, sublicensees and contractors with respect to the subject matter of this Section 14.11.

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         14.12. WAIVER. The waiver by either Party hereto of any right hereunder or the failure to perform or of a breach by the other Party shall not be deemed a waiver of any other right hereunder or of any other breach or failure by said other Party whether of a similar nature or otherwise.

         14.13. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         14.14. INDEPENDENT CONTRACTORS; NEGATION OF PARTNERSHIP. The relationship of EPIX and Schering established by this Agreement is that of independent contractors, and nothing contained in this Agreement shall be construed to give either Party the power to direct or control the day-to-day activities of the other, or allow one Party to create or assume an obligation on behalf of the other Party for any purpose whatsoever. This Agreement is not intended to create a partnership between EPIX and Schering for United States federal income tax purposes (as defined in Section 761 of the Internal Revenue
Code), for any state or local jurisdiction in the United States, of for any country other than the United States. Therefore, there is no requirement in the United States to file Form 1065, United States Partnership Return of Income, or any similar state or local income tax return in any political subdivision of the United States, or any similar tax document in any country other than the United States, in regard to the contractual relationship described in this Agreement.

         14.15. AMBIGUITIES. The Parties acknowledge and agree that: (i) each Party and its counsel reviewed and negotiated the terms and provisions of this Agreement and have contributed to its revision; (ii) the rule of construction to the effect that any ambiguities are resolved against the drafting Party shall not be employed in the interpretation of this Agreement; and (iii) the terms and provisions of this Agreement shall be construed fairly as to all Parties hereto and not in a favor of or against any Party, regardless of which Party was generally responsible for the preparation of this Agreement.

                  [Remainder of page intentionally left blank.]




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         IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first set forth above.


EPIX MEDICAL, INC.



By:      /s/ Michael D. Webb
     --------------------------------------------
         Michael D. Webb
         Chief Executive Officer


SCHERING AKTIENGESELLSCHAFT



By:       /s/  Dr. Ulrich Koestlin
     --------------------------------------------
          Dr. Ulrich Koestlin
          Member of the Vorstand



By:       /s/ Hans-Michael Rook
     --------------------------------------------
          Hans-Michael Rook
          Head, Diagnostic Imaging SBU



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